Exhibit 10.18

STANDARD INDUSTRIAL LEASE AGREEMENT
Between
COLUMBIA NEVADA CAREY INDUSTRIAL, LLC,
a Delaware limited liability company
as Landlord
and
BORDERLESS DISTRIBUTION, LLC
a Utah limited liability company
as Tenant

Premises Location:	2400 W. Carey Avenue North Las Vegas, NV 89032

	12.2	Landlord’s Insurance.	15
	12.3	Tenant’s Insurance Obligations.	16
	12.4	Evidence of Coverage	16
	12.5	Waivers of Subrogation.	17
13.	LANDLORD’S RIGHT OF ACCESS.		17
14.	ASSIGNMENT AND SUBLETTING.		17
	14.1	Landlord’s Consent.	17
	14.2	Fees.	17
	14.3	Procedure	18
	14.4	Intentionally Deleted.	18
	14.5	Continuing Tenant Obligations.	18
	14.6	Waiver, Default and Consent.	18
	14.7	Restructuring of Business Organizations.	18
	14.8	Assignment of Sublease Rent.	18
	14.9	Assignment in Bankruptcy.	18
	14.10	Assumption of Obligations	18
15.	CONDEMNATION.		19
	15.1	Total Taking.	19
	15.2	Partial Taking.	19
	15.3	Condemnation Award.	19
	15.4	Exclusive Remedy.	19
16.	SURRENDER AND HOLDING OVER.		19
	16.1	Surrender.	19
	16.2	Holding Over.	19
	16.3	Entry at End of Term.	20
17.	QUIET ENJOYMENT.		20
18.	EVENTS OF DEFAULT		20
	18.1	Failure to Pay Rent.	20
	18.2	Insolvency.	20
	18.3	Appointment of Receiver.	20
	18.4	Bankruptcy.	20
	18.5	Attachment.	20
	18.6	Vacation of Premises	20
	18.7	Certificates.	20
	18.8	Failure to Discharge Liens.	20
	18.9	False Financial Statement.	20
	18.10	Failure to Comply with Lease Terms.	21
	18.11	Guarantor Default.	21
	18.12	Assignment or Subletting without Consent.	21
19.	LANDLORD’S REMEDIES.		21
	19.1	Termination.	21
	19.2	Continuation of Lease	22
	19.3	Appointment of Receiver.	22
	19.4	Late Charge.	22
	19.5	Interest.	22

	19.6	Attorneys’ Fees.	22
	19.7	Injunction.	22
	19.8	Recourse to Other Collateral.	22
20.	LANDLORD DEFAULT; TENANT’S REMEDIES.		23
	20.1	Landlord’s Default.	23
	20.2	Tenant’s Remedies.	23
	20.3	Non-Recourse.	23
21.	MORTGAGES.		23
22.	GENERAL PROVISIONS.		24
	22.1	Singular and Plural.	24
	22.2	Interest on Past-Due Obligations.	24
	22.3	Time of Essence.	24
	22.4	Binding Effect.	24
	22.5	Choice of Law.	24
	22.6	Captions.	24
	22.7	Certificates.	24
	22.8	Amendments	24
	22.9	Entire Agreement.	24
	22.10	Waivers.	24
	22.11	Attorneys’ Fees.	25
	22.12	Merger.	25
	22.13	Survival of Obligations	25
	22.14	Severability.	25
	22.15	Security Measures	25
	22.16	Easements.	25
	22.17	Multiple Parties.	25
	22.18	Conflict.	26
	22.19	No Third Party Beneficiaries.	26
	22.20	Effective Date/Nonbinding Offer.	26
	22.21	Notices.	26
	22.22	Water, Oil and Mineral Rights.	26
	22.23	Confidentiality.	26
	22.24	Broker’s Fees	26
	22.25	Remedies Cumulative.	27
	22.26	Return of Check.	27
	22.27	Effect of Refund.	27
	22.28	No Recordation of Lease.	27
	22.29	Authority.	27
	22.30	Interpretation.	27
	22.31	Landlord’s Approvals	27
	22.32	Additional Provisions.	27
	22.33	Waiver of Right to Trial by Jury.	27
	22.34	Intentionally Omitted.	27
	22.35	Landlord’s Waivers/Subordinations.	27
	22.36	Sale of Premises.	27

	22.37	Counterparts/Electronic Signatures	27
23.		LIMITATION OF LIABILITY.	28
24.		OFAC REPRESENTATION.	28
EXHIBIT A – Site Plan
EXHIBIT B – Work Letter and Construction Agreement EXHIBIT C – Tenant Sign Criteria
EXHIBIT D – Environmental Questionnaire EXHIBIT E – Form of Guaranty

STANDARD INDUSTRIAL LEASE AGREEMENT
THIS STANDARD INDUSTRIAL LEASE AGREEMENT (this “Lease”), dated as of June 19, 2024, is made and entered into by and between COLUMBIA NEVADA CAREY INDUSTRIAL, LLC, a Delaware limited liability company, hereinafter referred to as “Landlord,” and BORDERLESS DISTRIBUTION, LLC, a Utah limited liability company, dba Reach Logistics, hereinafter referred to as “Tenant.”
BASIC LEASE PROVISIONS

1	Landlord: Address (for notices) (§ 22.21):	Columbia Nevada Carey Industrial, LLC c/o Lincoln Property Company 120 North LaSalle Street, Suite 2900 Chicago, IL 60602 Attn: Gary Kobus

With a copy to

Lincoln Property Company 3131 E. Camelback Road Suite 318 Phoenix, AZ 85016

All Rent shall be paid by electronic payment using the Automated Clearing House (ACH) system in accordance with the following instructions:

Columbia Nevada Carey Industrial, LLC Bank of America Account Number 8580 0021 8138
	Address (for Rent):	ABA ACH: 071 103 619 ABA Wires: 026 009 593

2	Tenant: Address (for notices) (§ 22.21):	Borderless Distribution, LLC 1441 W. Innovation Way, Suite 500 Lehi, Utah 84043

3	Area of Premises (§ 1.1):	Approximately 114,400 rentable square feet

4	Building Address (§ 1.1):	2400 W. Carey Avenue North Las Vegas, Nevada 89032

5	Commencement Date (§ 1.2):	October 1, 2024

6	Term (§ 1.2):	Eighty-eight (88) Months from the Rent Commencement Date

7	Rent Commencement Date (§ 2.1):	Same as Commencement Date

8	Monthly Base Rent (§ 2.1):

	Months	Annual Base Rent		Monthly Base Rent

	10/1/24 – 1/31/25*	$0.00		$0.00
	2/1/25 – 9/30/25	$1,276,704.00		$106,392.00
	10/1/25 – 9/30/26	$1,324,580.40		$110,381.70
	10/1/26 – 9/30/27	$1,374,252.17		$114,521.01
	10/1/27 – 9/30/28	$1,425,786.62		$118,815.55
	10/1/28 – 9/30/29	$1,479,253.62		$123,271.13
	10/1/29 – 9/30/30	$1,534,725.63		$127,893.80
	10/1/30 – 9/30/31	$1,592,277.84		$132,689.82
	10/1/31 – 1/31/32	$1,651,988.26		$137,665.69

* Notwithstanding that Tenant shall not be obligated to pay Base Rent during the period commencing on October 1, 2024, and expiring on January 31, 2025 (the “Rent Abatement Period”), during the Rent Abatement Period, Tenant shall remain liable for the cost of all utilities consumed within the Premises and for Tenant’s Proportionate Share of Operating Expenses, Taxes, and Landlord’s cost of providing insurance for the Project in accordance with the terms of this Lease, and in the event Tenant commits an event of default under this Lease, Tenant shall be obligated to pay immediately to Landlord such rent abatement, which equals $425,568.00.

9	Fifth Month’s Base Rent (§ 2.1):		Base Rent	$106,392.00
			Operating Expenses	$20,592.00
			Total	$126,984.00

10	Security Deposit (§ 2.2):		$158,257.69

11	Tenant’s Proportionate Share(§ 2.3):		For the Building, 100%, and for the Project, 7.22%, which shall be subject to adjustment as provided in Paragraph 2.3 below.

12	Use of Premises (§ 3.1):		Warehouse, distribution and ancillary administrative office uses, and other lawful uses

13	Parking (§ 3.3):		Available parking on the Land

14	Tenant’s Liability Insurance Amount (§ 12.3.1):		$5,000,000

15	Broker(s) (§ 22.24):	Landlord’s: Tenant’s:	CBRE Cushman & Wakefield

16        Guaranty: To induce Landlord to execute this Lease, Covalent Group, Inc., a Delaware corporation (the “Guarantor”) shall deliver to Landlord, in the form attached as Exhibit E hereto, its guaranty of the Tenant’s obligations under this Lease. If Guarantor fails to deliver such guaranty to Landlord simultaneously with the delivery of this Lease to Landlord as executed by Tenant, Tenant shall have no rights or interests in the Premises or under this Lease. It shall be an automatic default under Paragraph 18 of this Lease if any of the events enumerated in Paragraph 18.4 of this Lease shall happen to Guarantor or any other guarantor of Tenant’s obligations under this Lease.

The paragraphs of the Lease identified above in parentheses are those provisions where references to particular items from the Basic Lease Provisions appear, and such items are incorporated into the Lease as part thereof. In the event of any conflict between any Basic Lease Provisions and the Lease, the former shall control.
1.    PREMISES AND TERM.
1.1    Lease and Premises. Landlord leases to Tenant, and Tenant hires from Landlord, certain premises (the “Premises”) described in, and consisting of the stipulated rentable area shown in, Item 3 of the Basic Lease Provisions within a building (the “Building”) described in Item 4 of the Basic Lease Provisions. The location of the Building and Premises are shown on the site plan attached hereto as Exhibit A and incorporated herein. The “Project” shall refer to the land shown on the site plan (the “Land”) together with such additions and deletions to the Land as Landlord may from time to time designate, plus all buildings and improvements located thereon. Landlord and Tenant hereby agree that the rentable square footage of the Premises set forth in Item 3 of the Basic Lease Provisions shall be conclusive and binding on the parties.
1.2    Renewal. Tenant shall have the option to extend the Term for two (2) additional periods of five (5) years each (each, a “Renewal Option”), under and subject to the following terms and conditions:
(a)    Each renewal term (the “Renewal Term”) shall be for a five (5) year period commencing on the day immediately following the expiration date of the initial Term, or first Renewal Term, as applicable and expiring at midnight on the day immediately preceding the fifth (5th) anniversary thereof.
(b)    Tenant must exercise the Renewal Option, if at all, by written notice to Landlord delivered no more than twelve (12) months, and no less than six (6) months, prior to the expiration of the initial Term or first Renewal Term, as applicable, time being of the essence.
(c)    As a condition to Tenant’s exercise of the Renewal Option, at the time Tenant delivers its notice of election to exercise the Renewal Option to Landlord, this Lease shall be in full force and effect, Tenant shall not have assigned this Lease or sublet the Premises, and Tenant shall not be in default in the performance of any of its obligations hereunder.
(d)    The Renewal Term shall be on the same terms and conditions contained in this Lease, except that (i) the Base Rent in the first year of the Renewal Term shall be the “Fair Market Rental Rate” (as hereinafter defined) for the Premises, but in no event less than the annual Base Rent payable during the year preceding the first year of the Renewal Term, and (ii) Tenant shall not be entitled to any allowances or other concessions with respect to the Renewal Term.
(e)    Except for the specific Renewal Option set forth above, there shall be no further privilege of renewal.

(f)    As used herein, the term “Fair Market Rental Rate” shall mean the per square foot base rental rate, including annual escalations, then being charged by Landlord for new leases for comparable space in the Building or Project, or if no comparable space exists in the Building or Project, then being charged by landlords for comparable space in industrial buildings in the trade area for leases commencing on or about the commencement of the Renewal Term, taking into consideration the use, location and floor level of the applicable building, leasehold improvements provided, the term of the lease under consideration, the extent of services provided thereunder and other adjustments to the base rental and any other relevant term or condition in making such evaluation, assuming, however, for purposes of the foregoing analysis, that the Premises is fit for immediate use and occupancy in its “AS IS” condition and that no work is required to be done by Landlord with respect thereto. Landlord shall determine the Fair Market Rental Rate using its good faith judgment for each year of the Renewal Term and shall provide written notice of such rate within fifteen (15) business days after Tenant’s exercise notice pursuant to this Section (which notice shall be accompanied by backup documentation and other comparables evidencing Landlord’s determination of the Fair Market Rental Rate). Tenant shall thereupon have the following options: (i) to accept such proposed “Fair Market Rental Rate”, (ii) to decline to exercise the Renewal Option, or (iii) to provide written notice why it believes Landlord’s proposed Fair Market Rental Rent is in error, with its own backup documentation evidencing Tenant’s proposed Fair Market Rate, whereupon the parties will attempt to resolve their proposals within five (5) business days. If, despite such efforts, Landlord and Tenant are unable to agree upon the Fair Market Rental Rate within such five (5) business day period, then Tenant shall be deemed to have elected clause (ii) of this paragraph and Tenant shall be deemed to have rescinded its exercise notice and this Lease shall expire on the expiration date of the then current Term, as if Tenant had not elected to exercise the applicable Renewal Option hereunder. Tenant must provide Landlord with written notification of its election within fifteen (15) business days after Tenant’s receipt of Landlord’s notice, otherwise Tenant shall be deemed to have elected clause (ii) above, in which event Tenant shall be deemed to have rescinded its exercise notice and this Lease shall expire on the expiration date of the initial Term, or first Renewal Term, as applicable, as if Tenant had not elected to exercise the Renewal Option hereunder.
1.3    Term. The term of this Lease shall commence on the “Commencement Date” specified in or established pursuant to Item 5 of the Basic Lease Provisions, and except as otherwise provided herein, shall continue in full force and effect through the number of months provided in Item 6 of the Basic Lease Provisions (the “Term”), provided, however, that if the Commencement Date is a date other than the first day of a calendar month, the Term shall consist of the remainder of the calendar month including and following the Commencement Date, plus said number of full calendar months.
1.4    Condition of the Premises; Commencement Date.
a.    Landlord’s Work.
Landlord shall perform all of the work required to be performed by Landlord for and in the Premises pursuant to the terms and conditions of Exhibit "B" (herein called "Landlord’s Work"). With the exception only of Landlord’s Work, Landlord shall have no obligation to construct any buildings, improvements or alterations, or to extend or provide any services (including without limitation utility services) on or to the Premises or to or for the benefit of Tenant, or to make any repairs or replacements to the Premises; and Landlord makes no warranty concerning the Premises or Landlord’s Work, including without limitation any warranties of merchantability, habitability, fitness or any other condition thereof for any particular purpose. Notwithstanding the foregoing, Landlord warrants to Tenant that at the time the Premises is delivered to Tenant, the Building’s mechanical systems, including plumbing, sprinkler, electrical and HVAC units serving the Premises, shall be in good operating condition. So long as Tenant complies with its maintenance and repair obligations under this Lease (including maintaining a maintenance contract for the heating, ventilating, and air conditioning system serving the Premises), Landlord shall warranty the Building’s mechanical systems for a period of one (1) year from the date of delivery of the Premises to Tenant (the “Guaranty Period”), and upon written notice of any repair or defect during the Guaranty Period by Tenant, the Landlord shall have such defect or deficiency repaired at Landlord’s expense; provided, however, if such defect is due to Tenant’s or Tenant’s agents, employees’ or contractors’ actions or alterations, including failure to enter into a preventative maintenance/service contract described in Section 6.2, then Tenant, at its sole expense, shall be responsible for such repair. Notwithstanding anything to the contrary contained in this Lease, Landlord shall not be liable in any manner to Tenant for damages or any other claim resulting from failure to deliver the Premises or for any delay in commencing or completing Landlord’s Work or any other work Landlord is to perform or is authorized by Tenant to perform under this Lease with respect to the Premises, and Tenant hereby waives all such liability. By taking possession of the Premises, and except for (i) any unperformed punch-list items previously accepted by the Landlord in writing, (ii) such other deficiencies as Tenant may otherwise specify in writing to Landlord prior to Tenant’s opening for business and (iii) Landlord’s other express obligations under this Lease, Tenant shall be deemed to have acknowledged that all work required to be performed in connection with the Premises and any and all obligations to be performed by Landlord on or before, or as conditions to, the opening of the Premises have been fully performed.
b.    Commencement Date.
The Commencement Date shall be the date provided in Item 5 of the Basic Lease Provisions. After the Commencement Date, Tenant shall, upon demand, execute and deliver to Landlord a letter of acceptance of delivery of the Premises specifying the Commencement Date and such other information relating to the delivery of the Premises and the Rent payable hereunder as Landlord may reasonably request.
1.5    Early Entry into Premises. Commencing as of the date of this Lease, Tenant may enter into the Premises upon receipt of Landlord’s consent, solely for the purpose of installing furniture, special flooring or carpeting, trade fixtures, telephones, computers, photocopy equipment, and other business equipment. Such early entry will not advance the Commencement Date so long as Tenant does not commence business operations from any part of the Premises. All of the provisions of this Lease shall apply to Tenant during any early entry, including the indemnity in Paragraph 12.1, but excluding the obligation to pay Rent unless and until Tenant has commenced business operations in the Premises, whereupon Rent shall commence. Landlord may revoke its permission for Tenant’s early entry if Tenant’s activities or workers interfere with the completion of any work that Landlord is performing in the Premises. If Tenant is granted early entry, Landlord shall not be responsible for any loss, including theft, damage or destruction to any work or material installed or stored by Tenant at the Premises or for any injury to Tenant or its agents, employees, contractors, subcontractors, subtenants, assigns or invitees (collectively, “Tenant’s Parties”). Landlord shall have the right to post appropriate notices of non-responsibility and to require Tenant to provide Landlord with evidence that Tenant has fulfilled its obligation to provide insurance pursuant to paragraphs 7(d) and 12.3 of this Lease.
2.    RENT AND SECURITY DEPOSIT.
2.1    Rent. Rent (as defined below) shall accrue hereunder from the Rent Commencement Date set forth in Item 7 of the Basic Lease Provisions. The amounts per month provided in Item 8 of the Basic Lease Provisions (“Base Rent”), plus the “Additional Rent” (as defined in Paragraph 2.4 below) together with any other sums payable by Tenant under this Lease shall collectively constitute the “Rent.” The fifth full calendar month’s Rent shall be due and payable upon execution of this Lease in the total amount shown in Item 9 of the Basic Lease Provisions. A monthly installment in the same amount, subject to the adjustments described herein, shall be due and payable without demand on or before the first day of each calendar month succeeding the Commencement Date during the Term, except that Rent for any fractional calendar month at the commencement or end of the Term shall be prorated on a daily basis. Tenant’s covenant to pay Rent is independent of every other covenant contained in this Lease.
2.2    Security Deposit. Tenant shall deposit with Landlord upon execution of this Lease the sum provided in Item 10 of the Basic Lease Provisions (“Security Deposit”), which sum shall be held by Landlord in its general fund, commingled with Landlord’s own funds, without obligation to Tenant for interest, as security for the performance of Tenant’s covenants and obligations under this Lease, it being expressly understood and agreed that the Security Deposit is not an advance rental deposit or a measure of Landlord’s damages in case of Tenant’s default. Upon the occurrence of any event of default by Tenant, Landlord may, without prejudice to any other remedy provided herein or provided by law, use the Security Deposit to the extent necessary to make good any arrears of Rent or other payments due Landlord hereunder, all of which shall be deemed to be Rent, and any other damage, injury, expense or liability caused by such event of default; and Tenant shall pay to Landlord on demand the amount so applied in order to restore the Security Deposit to its original amount. Any remaining balance of the Security Deposit shall be returned by Landlord to Tenant within sixty (60) days after termination of this Lease, provided all of Tenant’s obligations under this Lease have been fulfilled. Notwithstanding anything to the contrary contained herein, simultaneously with Tenant’s use of any portion of the Tenant Improvement Allowance (as defined in Exhibit B), Tenant shall deposit the amount of Three Hundred Thousand Dollars ($300,000) (“Additional Security Deposit”) with Landlord, which Additional Security Deposit shall be held and used by Landlord as provided herein. To the extent not used by Landlord and provided that no monetary event of default has occurred, the remaining balance of the Additional Security Deposit will be returned by Landlord to Tenant after the twenty- eighth (28th) month of the Term.
2.3    Tenant’s Proportionate Share. “Tenant’s Proportionate Share,” as used in this Lease, shall mean (a) with respect to the cost of an item attributable to the Building, that portion of the cost of the applicable item that is obtained by multiplying such cost of the applicable item by a fraction, the numerator of which is the rentable square footage of the Premises and the denominator of which is the rentable square footage of the Building, and (b) with respect to the cost of an item attributable to the common areas or Land in the Project (but not any buildings in the Project), that portion of such cost of the applicable item that is obtained by multiplying the fraction described in clause (a) above by the portion of the cost of the applicable item that is allocated to the Building by Landlord in a reasonably consistent manner which reflects the size of the Building and other buildings, the types of uses to which the Building and other buildings are primarily suited and the relative demands and burdens that such uses place on the Project, all of which shall be subject to adjustment from time to time.
2.4    Additional Rent.
2.4.1    Definition. In addition to the Base Rent set forth in Paragraph 2.1, Tenant agrees to pay Tenant’s Proportionate Share of (a) “Taxes” as defined in and payable by Landlord pursuant to Paragraph 4.1 below, (b) Landlord’s costs of providing insurance on the Project pursuant to Paragraph 12.2 below, and (c) “Operating Expenses” as defined in and incurred pursuant to Paragraph 5.1 below (collectively, “Additional Rent”).
2.4.2    Monthly Payments and Annual Reconciliation. On the first day of each month of the Term, Tenant shall pay Landlord a sum equal to 1/12 of the estimated amount of Additional Rent for that particular year based on Landlord’s reasonable estimate thereof, to be delivered to Tenant on or about January of each year during the Term. The monthly payments are subject to increase or decrease as determined by Landlord to reflect revised estimates of such costs. Tenant shall pay within thirty (30) days following demand therefor by Landlord any increases in estimated Additional Rent upon receipt of any initial or revised estimate retroactive to January of that calendar year. The payments made by Tenant shall be reconciled annually. If Tenant’s total payments of Additional

Rent are less than the actual Additional Rent due under Paragraph 2.4.1, Tenant shall pay the difference within thirty (30) days following demand therefor by Landlord; if the total payments of Additional Rent made by Tenant are more than the actual Additional Rent due under Paragraph 2.4.1, Landlord shall retain such excess and credit it to Tenant’s next accruing Additional Rent payments, except at the end of the Term, when any excess will be refunded. Any failure or delay by Landlord in delivering any estimate, demand or reconciliation shall not affect the rights and obligations of the parties hereunder.
2.4.3    Tenant’s Audit Rights. Provided that Tenant is not then in default beyond any applicable cure period of its obligations to pay Rent, or any other payments required to be made by it under this Lease, Tenant shall have the right, once each calendar year, to cause a Qualified Person (as defined below) to reasonably review supporting data for any portion of an actual statement of annual Operating Expenses delivered by Landlord (the “Actual Statement”) (provided, however, Tenant may not have an audit right to all documentation relating to Building operations as this would far-exceed the relevant information necessary to properly document a pass-through billing statement, but real estate tax statements, and information on utilities, repairs, maintenance and insurance will be available), in accordance with the following procedure:
(i)    Tenant shall, within thirty (30) days after any Actual Statement is delivered, deliver a written notice to Landlord specifying the portions of the Actual Statement that are claimed to be incorrect, and Tenant shall simultaneously pay to Landlord all amounts due from Tenant to Landlord as specified in the Actual Statement. In no event shall Tenant be entitled to withhold, deduct, or offset any monetary obligation of Tenant to Landlord under the Lease (including without limitation, Tenant’s obligation to make all payments of Rent and all payments of Tenant’s Operating Expenses) pending the completion of and regardless of the results of any review of records under this Paragraph. The right of Tenant under this Paragraph may only be exercised once for any Actual Statement, and if Tenant fails to meet any of the above conditions as a prerequisite to the exercise of such right, the right of Tenant under this Paragraph for a particular Actual Statement shall be deemed waived.
(ii)    Tenant acknowledges that Landlord maintains its records for the Project at Landlord’s main office, and Tenant agrees that any review of records under this Paragraph shall be at the sole expense of Tenant and shall be conducted by a Qualified Person. Tenant acknowledges and agrees that any records reviewed under this Paragraph constitute confidential information of Landlord, which shall not be disclosed to anyone other than the Qualified Person performing the review, the principals of Tenant who receive the results of the review, and Tenant’s accounting employees. The disclosure of such information to any other person, whether or not caused by the conduct of Tenant, shall constitute an event of default under this Lease.
(iii)    Any errors disclosed by the review shall be promptly corrected by Landlord, provided, however, that if Landlord disagrees with any such claimed errors, Landlord shall have the right to cause another review to be made. In the event of a disagreement between the two reviews, the review that discloses the least amount of deviation from the Actual Statement shall be deemed to be correct. In the event that the results of the review of records (taking into account, if applicable, the results of any additional review caused by Landlord) reveal that Tenant has overpaid obligations for a preceding period, the amount of such overpayment shall be credited against Tenant’s subsequent installment obligations to pay the estimated Operating Expense. In the event that such results show that Tenant has underpaid its obligations for a preceding period, the amount of such underpayment shall be paid by Tenant to Landlord with the next succeeding installment obligation of estimated Operating Expense. A “Qualified Person” means an accountant or other person experienced in accounting for income and expenses of industrial projects engaged solely by Tenant on terms which do not entail any compensation based or measured in any way upon any savings in Additional Rent or reduction in Operating Expenses achieved through the inspection process.

2.5    Payment. Tenant shall pay Landlord all amounts due from Tenant to Landlord hereunder, whether for Rent or otherwise, in lawful money of the United States, at the place set forth in Item 1 of the Basic Lease Provisions or at such other addresses as Landlord may have hereafter specified by written notice, without any deduction or offset whatsoever.
2.6    Late. Tenant acknowledges that late payment by Tenant of any sum owed to Landlord under this Lease will cause Landlord to incur costs not contemplated by this Lease, the exact amounts of which are extremely difficult and impracticable to fix. Such costs include, without limitation, processing and accounting charges, time spent addressing the issue with Tenant, and late charges that may be imposed on Landlord by the terms of any obligation or note secured by any encumbrance covering the Premises. Therefore, if any installment of Rent or other payment due from Tenant is not received by Landlord when due, Tenant shall pay to Landlord an additional sum equal to ten percent (10%) of the overdue Rent or other payment as a late charge. Late charges shall be deemed Additional Rent. The parties agree that this late charge represents a fair and reasonable estimate of the administrative and other costs that Landlord will incur by reason of a late payment by Tenant. Acceptance of any late payment charge shall not constitute a waiver of Tenant’s default with respect to the overdue payment, nor prevent Landlord from exercising any of the other rights and remedies available to Landlord under this Lease, at law or in equity, including, but not limited to, the interest charge imposed pursuant to Paragraph 22.2.
3.    USE.
3.1    Use of Premises. Subject to any additional uses or limitations on use contained in Item 12 of the Basic Lease Provisions, the Premises shall be used only for the purpose of receiving, storing, shipping and selling (other than retail) products, materials and merchandise made and/or distributed by Tenant and for such other lawful purposes as may be directly incidental thereto, and for no other use or purpose. Tenant acknowledges that Landlord has not made any representations or warranties with respect to the suitability of the Premises for Tenant’s uses. Tenant and Tenant’s Parties shall at all times comply with all rules and regulations regarding the Premises, the Building and/or the Project as Landlord may establish from time to time. Landlord shall not be responsible for nor liable to Tenant for any violation and/or enforcement of such rules and regulations by any other tenant of the Project.
Tenant shall be responsible for and shall at its own cost and expense obtain any and all licenses and permits necessary for any such use. Tenant shall comply with all restrictive covenants affecting Tenant, the Premises or the Project, governmental laws, ordinances, directives, court orders, rules and regulations applicable to the use of the Premises, including, without limitation, the Americans with Disabilities Act of 1990 triggered subsequent to the Commencement Date as a result of Tenant’s alterations or use of the Premises. Without limiting the generality of the foregoing, and subject to Paragraph 7 below, Tenant shall at its own cost and expense install and construct all physical improvements to or needed to serve the Premises (i) required by any restrictive covenants affecting Tenant, the Premises or the Project, any federal, state or local building code or other law or regulation enacted or becoming effective after the Commencement Date, including, but not limited to, special plumbing, railings, ramps and other improvements for use by the handicapped, or (ii) made necessary by the nature of Tenant’s use of the Premises; provided, however, that Landlord shall have the option to install and construct such improvements, in which case the cost thereof shall be equitably allocated by Landlord in its reasonable discretion among the benefited premises, and Tenant, upon demand, shall pay to Landlord, as Additional Rent, such portion of the cost thereof as may be allocated equitably, in Landlord’s reasonable discretion, to the Premises. Tenant shall not place a load upon the floor of the Premises which exceeds the load per square foot which such floor was designed to carry and which is allowed by law. Tenant shall promptly comply with all governmental orders and directives for the correction, prevention and abatement of nuisances in or upon, or connected with, the Premises, all at Tenant’s sole expense. Tenant shall not permit any objectionable or unpleasant odors, smoke, dust, gas, noise or vibrations to emanate from the Premises, nor take any other action which would constitute a nuisance or would disturb or endanger any other tenants of the Project or unreasonably interfere with their use of their respective premises.
Tenant shall not permit the Premises to be used for any purpose or in any manner (including without limitation any method of storage) which would render the insurance thereon void or the insurance risk more hazardous or cause the state insurance authority to disallow any sprinkler credits. If any increase in the fire and extended coverage insurance premiums paid by Landlord or other tenants for the Project is caused by Tenant’s use and occupancy of the Premises, or if Tenant vacates the Premises and causes any increase in such premiums, then Tenant shall pay as Additional Rent the amount of such increase to Landlord, and, upon demand by Landlord, correct at Tenant’s expense the cause of such disallowance, increased cost, penalty or surcharge to the satisfaction of the particular insurance provider or authority, as applicable.
Notwithstanding anything contained herein to the contrary, Tenant shall not store any fixtures, furniture, equipment, goods or other personal property outside of the Premises and, in the event Landlord permits such outside storage in writing, Tenant shall maintain adequate insurance on all such goods and other property. In no event shall Landlord be liable to Tenant or any other party for any loss, including theft, damage or destruction to such property.
3.2    Hazardous Materials. Except for the incidental use of certain commonly used products for routine cleaning and maintenance of floors, bathrooms, windows, kitchens, and administrative offices on the Premises or Project, which products have been disclosed by Tenant to Landlord in the Environmental Questionnaire (as defined below), Tenant hereby represents, warrants and covenants that Tenant will not produce, use, store or generate any “Hazardous Materials” (as defined below) on, under or about the Premises and/or Project. Tenant has fully and accurately completed Landlord’s Pre-Leasing Environmental Exposure Questionnaire (“Environmental Questionnaire”) attached hereto as Exhibit D and incorporated herein by reference. If Tenant’s Environmental Questionnaire indicates that Tenant will be utilizing Hazardous Materials, in addition to all other rights and remedies Landlord may have under this Lease, including, without limitation, declaring a default hereunder by Tenant for breach of representation, Landlord may require Tenant to execute an amendment to this Lease relating to such Hazardous Materials use and Tenant’s failure to execute any such amendment within ten (10) days of Landlord’s delivery thereof to Tenant shall constitute a default hereunder by Tenant. Tenant shall not cause or permit any Hazardous Material to be brought upon, placed, stored, manufactured, generated, blended, handled, recycled, disposed of, used or released on, in, under or about the Premises and/or Project by Tenant or Tenant’s Parties. Tenant shall not excavate, disturb or conduct any testing of any soils on or about the Project without obtaining Landlord’s prior written consent, and any investigation or remediation on or about the Project shall be conducted only by a consultant approved in writing by Landlord and pursuant to a work letter approved in writing by Landlord. Tenant shall keep, operate and maintain the Premises in full compliance with all federal, state and local environmental, health and/or safety laws, ordinances, rules, regulations, codes, orders, directives, guidelines, permits or permit conditions currently existing and as amended, enacted, issued or adopted in the future which are applicable to the Premises (collectively, “Environmental Laws”).
Landlord shall have the right (but not the obligation) to enter upon the Premises and cure any non- compliance by Tenant with the terms of this Paragraph 3.2 or any Environmental Laws or any release, discharge, spill, improper use, storage, handling or disposal of Hazardous Materials on, under, from, or about the Premises or Project, regardless of the quantity of any such release, discharge, spill, improper use, storage, handling or disposal of Hazardous Materials on or about the Premises or Project, the full cost of which shall be deemed to be Rent and shall be due and payable by Tenant to Landlord immediately upon demand. If Landlord elects to enter upon the Premises and cure any such non-compliance or release, discharge, spill, improper use, storage, handling or disposal of

Hazardous Materials on, under, from, or about the Premises or Project, Tenant shall not be entitled to participate in Landlord’s activities on the Premises.
If any information provided to Landlord by Tenant in the Environmental Questionnaire, or otherwise relating to information concerning Hazardous Materials is false, incomplete, or misleading in any material respect, the same shall be deemed an event of default by Tenant under this Lease.
Without limiting in any way Tenant’s obligations under any other provision of this Lease, Tenant and its successors and assigns shall indemnify, protect, defend and hold Landlord, its partners, officers, directors, shareholders, employees, agents, lenders, contractors and each of their respective successors and assigns (collectively, the “Indemnified Parties”) harmless from any and all claims, judgments, damages, penalties, enforcement actions, taxes, fines, remedial actions, liabilities, losses, costs and expenses (including, without limitation, actual attorneys’ fees, litigation, arbitration and administrative proceeding costs, expert and consultant fees and laboratory costs) including, without limitation, damages arising out of the diminution in the value of the Premises or Project or any portion thereof, damages for the loss of the Premises or Project, damages arising from any adverse impact on the marketing of space in the Premises or Project, and sums paid in settlement of claims, which arise during or after the Term in whole or in part as a result of the presence or suspected presence of any Hazardous Materials, in, on, under, from or about the Premises or the Project and/or other adjacent properties due to Tenant’s or Tenant’s Parties’ activities, or failures to act (including, without limitation, Tenant’s failure to report any spill or release to the appropriate regulatory agencies), on or about the Premises or Project.
For purposes of this Lease, the term “Hazardous Material” means any chemical, substance, material, controlled substance, object, waste or any combination thereof, which is or may be hazardous to human health, safety or to the environment due to its radioactivity, ignitability, corrosiveness, reactivity, explosiveness, toxicity, carcinogenicity, infectiousness or other harmful or potentially harmful properties or effects, including, without limitation, petroleum and petroleum products, benzene, toluene, ethyl benzene, xylenes, waste oil, asbestos, radon, polychlorinated biphenyls (PCBs), degreasers, solvents, and any and all of those chemicals, substances, materials, controlled substances, objects, wastes or combinations thereof which are now or may become in the future listed, defined or regulated in any manner as “hazardous substances,” “hazardous wastes,” “toxic substances,” “solid wastes” or bearing similar or analogous definitions pursuant to any and all Environmental Laws.
3.3    Use of Common Areas. Tenant and Tenant’s Parties shall have the non-exclusive right, in common with the other parties occupying the Project, to use the grounds, sidewalks, parking areas, driveways and alleys of the Project, subject to such reasonable rules and regulations as Landlord may from time to time prescribe. Tenant and Tenant’s Parties may park only up to the maximum number of automobiles and trucks shown in Item 13 of the Basic Lease Provisions near the Premises during normal business hours on a non-exclusive basis. Outside storage is prohibited without Landlord’s prior written consent, which may be withheld in Landlord’s sole and absolute discretion. Tenant shall not succeed to any of Landlord’s easement rights over and relating to the Project, nor shall Tenant obtain any rights to common areas, as designated by Landlord, other than those rights specifically granted to Tenant in this Lease. Landlord shall have the sole right of control over the use, maintenance, configuration, repair and improvement of the common area. Landlord may make such changes to the use or configuration of, or improvements comprising, the common area as Landlord may elect without liability to Tenant (including the right to add or eliminate buildings from the Project), subject only to Tenant’s vehicular parking rights shown in Item 13 of the Basic Lease Provisions. In no event shall Tenant cause or permit any repairs, maintenance or washing of vehicles in the Premises, parking lot, drive areas, truck courts or other areas of the Project, including any oil changes.

4.    TAXES.
4.1    Payment of Real Property Taxes. Landlord agrees to pay, before they become delinquent, all real property taxes; current installments of any general or special assessments; license fees, commercial rental taxes, in lieu taxes, levies, charges, penalties or similar impositions imposed by any authority having the direct power to tax, and are paid or incurred by Landlord, including but not limited to, the following: (a) any tax on or measured by Rent received by Landlord from the Project or as against Landlord’s business of leasing any of the Project or upon Tenant’s use and occupancy of the Premises; (b) any assessment, tax, fee, levy or charge imposed by governmental agencies for such services as fire protection, street, sidewalk and road maintenance, transportation, refuse removal and for other governmental services formerly provided without charge to property owners or occupants; (c) assessments due to deed restrictions and/or owner associations; and (d) costs of determining, filing, contesting and appealing any such tax, assessment or charge, including accountants’, attorneys’ and consultants’ fees, but excluding any income, inheritance, estate or corporate franchise taxes of Landlord (collectively, “Taxes”). If, due to a future change in the method of taxation, any franchise, income, profit or other tax, however designated, shall be levied or imposed in substitution in whole or in part for (or in lieu of) any tax which would otherwise be included within the term “Taxes” as defined herein, then the same shall be included in the term “Taxes”.
4.2    Liability for all Personal Property Taxes. Tenant shall be liable for all taxes levied or assessed against personal property, furniture, fixtures, above standard tenant improvements and alterations, additions or improvements placed by or for Tenant in the Premises. If any such taxes for which Tenant is liable are levied or assessed against Landlord or Landlord’s property and if Landlord elects to pay the same or if the assessed value of Landlord’s property is increased by inclusion of personal property, furniture, fixtures, above-standard tenant improvements or alterations, additions or improvements placed by or for Tenant in the Premises, and Landlord elects to pay the Taxes based on such increase, Tenant shall pay to Landlord upon demand that portion of the Taxes.
5.    LANDLORD’S MAINTENANCE AND REPAIR.
5.1    Landlord’s. Landlord shall maintain, repair, replace and repaint the exterior walls, canopies, roof, foundation, structure, entries, handrails, gutters and other exposed parts of the Building as deemed necessary by Landlord to maintain safety and aesthetic standards and all utility facilities stubbed to the Premises. The term “walls” as used herein shall not include windows, glass or plate glass, doors, special store fronts or office entries, unless otherwise specified by Landlord in writing. Landlord shall maintain, repair, and operate the common areas of the Project, including but not limited to, mowing grass and general landscaping, snow and ice removal, maintenance of parking areas, driveways and alleys, parking lot sweeping, paving and restriping, exterior lighting, painting, pest control and window washing. The cost of all of the foregoing, including the cost of all supplies, uniforms, equipment, tools and materials, together with utility costs not otherwise charged directly to Tenant or other tenants, all wages and benefits of employees and independent contractors engaged in the operation, maintenance and repair of the Project, all expenses for security and safety services and equipment, any license, permit and inspection fees required in connection with the operation, maintenance or repair of the Project (but not related to improvements to tenant space), management, consulting, legal and accounting fees of independent contractors engaged by Landlord (but not related to the negotiation or enforcement of leases), other costs and expenses actually incurred by Landlord in connection with the ownership, operation, leasing and management of the Project, and other usual costs and expenses which are typically paid by other landlords to provide on-site operation of industrial, warehouse and service center projects, are collectively referred to herein as “Operating Expenses.” To the extent that an Operating Expense consists of a maintenance or repair (including renovation and refurbishment) expense that is not properly fully deductible as an expense in the year incurred in accordance with generally accepted accounting principles, such expense shall be amortized over its useful life. Any amounts which are amortized, together with Landlord’s actual cost of funds, shall result in equal payments being included in Operating Expenses for the year of expenditure and succeeding years during the amortization period.
5.2    Procedure and Liability. Tenant shall immediately give Landlord written notice of any defect or the need for repair of the items for which Landlord is responsible, after which Landlord shall have reasonable opportunity to repair the same or cure such defect. Landlord’s liability with respect to any defects, repairs or maintenance for which Landlord is responsible under any of the provisions of this Lease shall be limited to the cost of such repairs or maintenance or the curing of such defect. If Tenant or Tenant’s Parties caused any damage necessitating such repair, then Tenant shall pay the cost thereof, upon demand. Tenant hereby waives the benefit of any statute or law providing a right to make repairs and deduct the cost thereof from the Rent. Tenant waives any right to terminate this Lease or offset or abate Rent by reason of any failure of Landlord to make repairs to the Premises.
6.    TENANT’S MAINTENANCE AND REPAIR.
6.1    Tenant’s Maintenance. Tenant shall, at its own cost and expense, keep and maintain all parts of the Premises (except those listed as Landlord’s responsibility in Paragraph 5.1 above) in good and sanitary condition, promptly making all necessary repairs and replacements, including but not limited to, windows, glass and plate glass, doors, any special store front or office entry, interior walls and finish work, floors, warehouse slab repairs and floor covering, hot water heater (if any), heating and air conditioning systems, dock boards, truck doors, overhead doors, dock bumpers, plumbing work and fixtures, termite and pest extermination, and regular removal of trash and debris. If Tenant shall fail to make any repair for which Tenant is responsible within ten (10) days following notice from Landlord requiring the same, Landlord and its agents and contractors shall have the right, but not the obligation, to enter upon the Premises and perform such repairs, the full cost of which shall be deemed to be Rent and shall be due and payable by Tenant to Landlord immediately upon demand. In the case of emergency, Landlord, its agents and contractors may enter upon the Premises to perform such repairs without the necessity of prior notice to Tenant. Tenant shall maintain its trash receptacles within the Premises. Repairs shall be made in accordance with all applicable laws, including without limitation, the Americans with Disabilities Act of 1990. The cost of maintenance and repair of any common party wall (any wall, divider, partition or any other structure separating the Premises from any adjacent premises occupied by other tenants) shall be shared equally by Tenant and the tenant(s) occupying such adjacent premises. Tenant shall not damage any party wall or disturb the integrity and support provided by any party wall and shall, at its sole cost and expense, promptly repair any damage or injury to any party wall caused by Tenant or Tenant’s Parties.
6.2    Maintenance/Service Contracts. Tenant shall, at its own cost and expense, enter into a regularly scheduled preventive maintenance/service contract with a maintenance contractor for serving all hot water, heating and air conditioning systems and equipment within, or exclusively serving, the Premises. The maintenance contractor and the contract must be approved in writing by Landlord in advance. The service contract shall include all services recommended by the equipment manufacturer within the operation/maintenance manual (but, at a minimum, such contract shall call for at least four (4) regular service calls per year) and shall become effective (and a copy thereof delivered to Landlord) within thirty (30) days following the date Tenant takes possession of the Premises. Tenant shall deliver to Landlord maintenance reports and service tickets relating to the HVAC systems within ten (10) days after Tenant’s receipt thereof. In addition and not in limitation of the foregoing, Tenant shall require that its service technician or contractor notify Landlord immediately upon its discovery of any defect or condition which may adversely affect the operation and/or useful life of the HVAC systems.

7.    ALTERATIONS.
Tenant shall make no alterations, additions or improvements to the Premises (including, without limitation, roof and wall penetrations) or any part thereof without obtaining the prior written consent of Landlord in each instance. Such consent may be granted or withheld in Landlord’s sole and absolute discretion. Landlord may impose as a condition to such consent such requirements as Landlord may deem necessary, in its sole and absolute discretion, including, without limitation that: (a) Landlord be furnished with working drawings before work commences; (b) performance and labor and material payment bonds in form and amount and issued by a company satisfactory to Landlord be furnished; (c) Landlord approve the contractor by whom the work is to be performed; (d) adequate course of construction and general liability insurance be in place and Landlord be named as an additional insured under the contractor’s liability and property insurance policies; and (e) Landlord’s instructions relating to the manner in which the work is to be performed and the times during which it is to be accomplished shall be complied with. Tenant shall pay to Landlord all costs incurred by Landlord for any architectural, engineering, supervisory or legal services in connection with any alterations, additions or improvements, including, without limitation, Landlord’s review of the plans, specifications and budget for purposes of determining whether to consent. All such alterations, additions or improvements must be performed in a good and workmanlike manner in compliance with all laws, rules and regulations, including, without limitation, the Americans with Disabilities Act of 1990, and diligently prosecuted to completion. Tenant shall deliver to Landlord upon commencement of such work, a copy of the building permit with respect thereto, and a certificate of occupancy or other final inspection and approval from the applicable governmental authority having jurisdiction over the Premises and the Project, if applicable, immediately upon completion of the work. All such work shall be performed so as not to obstruct the access to the premises of any other tenant in the Building or Project. Should Tenant make any alterations, additions or improvements without Landlord’s prior written consent, or without satisfaction of any of the conditions established by Landlord in conjunction with granting such consent, Landlord shall have the right, in addition to and without limitation of any right or remedy Landlord may have under this Lease, at law or in equity, to require Tenant to remove all or some of the alterations, additions or improvements at Tenant’s sole cost and restore the Premises to the same condition as existed prior to undertaking the alterations, additions or improvements, or if Tenant shall fail to do so, Landlord may cause such removal or restoration to be performed at Tenant’s expense and the cost thereof shall be Additional Rent to be paid by Tenant immediately upon demand. Landlord shall have the right to require Tenant, at Tenant’s expense, to remove any and all alterations, additions or improvements and to restore the Premises to its prior condition upon the expiration or sooner termination of this Lease. Tenant shall notify Landlord in writing at least ten (10) days prior to the commencement of any such work in or about the Premises, and Landlord shall have the right at any time and from time to time to post and maintain notices of non-responsibility in or about the Premises pursuant to applicable laws.
8.    LIENS.
Tenant shall have no authority, express or implied, to create or place any lien or encumbrance of any kind or nature whatsoever upon, or in any manner to bind, the interest of Landlord or Tenant in the Premises or to charge the Rent payable hereunder for any claim in favor of any person dealing with Tenant, including, without limitation, those who may furnish materials or perform labor for any construction or repairs. Tenant shall pay or cause to be paid all sums legally due and payable by it on account of any labor performed or materials furnished in connection with any work performed by Tenant on the Premises. Tenant shall discharge of record by payment, bonding or otherwise any lien filed against the Premises on account of any labor performed or materials furnished in connection with any work performed by Tenant on the Premises immediately upon the filing of any claim of lien. Tenant shall indemnify, defend and hold Landlord harmless from any and all liability, loss, cost or expense based on or arising out of asserted claims or liens against the leasehold estate or against the right, title and interest of Landlord in the

Project or this Lease arising from the act or agreement of Tenant. Tenant agrees to give Landlord immediate written notice of the placing of any lien or encumbrance against the Premises. Landlord shall have the right, at Landlord’s option, of paying and discharging the same or any portion thereof without inquiry as to the validity thereof, and any amounts so paid, including expenses and applicable late charge, shall be Additional Rent immediately due and payable by Tenant upon rendition of a bill therefor.
Tenant agrees and acknowledges that before commencing of any work on the Premises, Tenant must comply with all of the provisions of NRS 108.2403 and 108.2407 (and related statutes) which require, among other things, that Tenant (a) record a notice of posted security with the county recorder, and (b) Either: (1) Establish a construction disbursement account and: (I) Fund the account in an amount equal to the total cost of the work of improvement, but in no event less than the total amount of the prime contract (II) Obtain the services of a construction control to administer the construction disbursement account; and (III) Notify each person who gives the lessee a notice of right to lien of the establishment of the construction disbursement account; or (2) Record a surety bond for the prime contract that meets the requirements of applicable subsection of NRS 108.2415 and notify each person who gives the lessee a notice of right to lien of the recording of the surety bond as required by the applicable statutes.
9.    SIGNS.
9.1    Landlord’s Signage Program. Tenant shall abide by the terms of Landlord’s signage program attached hereto as Exhibit C and incorporated herein as the same may be changed from time to time at Landlord’s sole discretion. Upon vacation of the Premises or the removal or alteration of its sign for any reason, Tenant shall be responsible, at its sole cost, for the repair, painting and/or replacement of the structure to which signs are attached to its original condition. If Tenant fails to perform such work, Landlord may cause the same to be performed, and the cost thereof shall be Additional Rent immediately due and payable upon rendition of a bill therefor.
9.2    Criteria for Changes. Tenant shall not, without Landlord’s prior written consent, which may be withheld in Landlord’s sole and absolute discretion: (a) make any changes to or paint the exterior of the Building; (b) install any exterior lights, decorations or paintings; or (c) erect or install any signs, window or door lettering, placards, decorations or advertising media of any type which can be viewed from the exterior of the Premises. All signs, decorations, advertising media, blinds, draperies and other window treatment or bars or other security installations visible from outside the Premises shall be subject to the prior written approval of Landlord as to construction, method of attachment, size, shape, height, design, lighting, color and general appearance. All signs shall be in compliance with all applicable laws and regulations and all covenants, conditions and restrictions relating to the Premises. All signs shall be kept in good condition and in proper operating order at all times.
10.    UTILITIES.
Tenant shall pay for all separately metered water, gas, heat, light, electric, telephone, telecommunication, sewer and sprinkler charges and for other utilities and services used on or from the Premises, together with any taxes, penalties, surcharges or the like pertaining thereto and any maintenance charges for utilities, and shall furnish all electric light bulbs and tubes. If any utilities serving the Premises are not separately metered, Tenant shall pay to Landlord its proportionate share of the cost thereof as reasonably determined by Landlord. Landlord shall in no event be liable for any damages directly or indirectly resulting from or arising out of the interruption or failure of utility services on the Premises. Tenant shall have no right to terminate this Lease nor shall Tenant be entitled to any abatement in Rent as a result of any such interruption or failure of utility services. No such interruption or failure of utility services shall be deemed to constitute a constructive eviction of Tenant.

Tenant acknowledges that Landlord and/or Tenant may from time to time be requested or required to obtain, report and/or disclose certain energy consumption information with regard to the Premises, which may include, without limitation, benchmarking data for the U.S. Environmental Protection Agency’s ENERGY STAR® Portfolio Manager and information relating to compliance with “green building” initiatives, including, if applicable, the Leadership in Energy & Environmental Design (LEED) certification program. Tenant shall throughout the Term comply with all Federal, State or local laws, rules and regulations relating to consumption of utilities, energy or energy efficiency (as they may be in enacted or in effect from time to time, “Energy Regulations”), and Tenant shall, upon request by Landlord or Landlord’s lender, deliver and/or disclose such information regarding the consumption of utilities at the Premises as may be required to comply with applicable Energy Regulations. Further, Tenant authorizes Landlord to disclose such information and data regarding the Premises as may be requested or required from time to time to comply with Energy Regulations.
Notwithstanding anything to the contrary contained in this Lease, Tenant agrees that Landlord, at its election, may contact any utility company providing utility services to the Premises in order to obtain data on the energy being consumed by the occupant of the Premises. Furthermore, Tenant agrees to provide Landlord with Tenant’s energy consumption data within thirty (30) days after Landlord’s request for the same. Tenant acknowledges that pursuant to applicable laws, Landlord may be required to disclose information concerning Tenant’s energy usage at the Building to certain third parties, including, without limitation, prospective purchasers, lenders and tenants of the Building (the “Tenant Energy Use Disclosure”). Tenant hereby (i) consents to all such Tenant Energy Use Disclosures, and (ii) acknowledges that Landlord shall not be required to notify Tenant of any Tenant Energy Use Disclosure. Tenant agrees to take such further actions as are necessary in order to further the purpose of this paragraph, including, without limitation, providing to Landlord the names and contact information for all utility providers serving the Premises, copies of utility bills, written authorization from Tenant to any such utility company to release information to Landlord, and any other relevant information reasonably requested by Landlord or the applicable utility company.
The terms of this Paragraph 10 shall survive the expiration or earlier termination of this Lease.
11.    FIRE AND CASUALTY DAMAGE.
11.1    Notice of Destruction. If the Premises are damaged or destroyed by fire, earthquake or other casualty, Tenant shall give immediate written notice thereof to Landlord.
11.2    Loss Covered by Insurance. If at any time prior to the expiration or termination of this Lease, the Premises or the Project are wholly or partially damaged or destroyed, the loss to Landlord from which is fully covered by proceeds of insurance maintained by Landlord or for Landlord’s benefit, which damage renders the Premises totally or partially inaccessible or unusable by Tenant in the ordinary conduct of Tenant’s business, then:
(a)    If all repairs to the Premises or Project can, in Landlord’s judgment, be completed within two hundred (200) days following the date of notice to Landlord of such damage or destruction without the payment of overtime or other premiums, and if such damage or destruction is not the result of the negligence or willful misconduct or omission of Tenant or Tenant’s Parties (as contemplated in Paragraph 11.4), Landlord shall, at Landlord’s expense (provided Landlord can obtain all necessary governmental permits and approvals therefor at reasonable cost and on reasonable conditions), repair the same, and this Lease shall remain in full force and effect and a proportionate reduction of Base Rent shall be allowed Tenant for such portion of the Premises as shall be rendered inaccessible or unusable to Tenant during the period of time that such portion is unusable or inaccessible. There shall be no proportionate reduction of Base Rent or other abatement of Rent by reason of any portion of the Premises being unusable or inaccessible for a period of five (5) consecutive business days or less. Reduction of Base

Rent shall only be permitted to the extent of Landlord’s recovery of its loss of rental income insurance. Notwithstanding anything to the contrary contained herein, in no event shall Landlord be required to spend more than the insurance proceeds received by Landlord to perform its reconstruction obligations hereunder.
(b)    If such damage or destruction is not the result of the negligence or willful misconduct or omission of Tenant or Tenant’s Parties, and if all such repairs cannot, in Landlord’s judgment, be completed within two hundred (200) days following the date of notice to Landlord of such damage or destruction without the payment of overtime or other premiums, Landlord may, at Landlord’s sole and absolute option, upon written notice to Tenant given within sixty (60) days after notice to Landlord of the occurrence of such damage or destruction, elect to repair such damage or destruction at Landlord’s expense (provided Landlord can obtain all necessary governmental permits and approvals therefor at reasonable cost and on reasonable conditions), and in such event, this Lease shall continue in full force and effect but the Base Rent shall be proportionately reduced as provided in Paragraph 11.2(a). If Landlord does not notify Tenant in writing of Landlord’s election to make such repairs, then either party may by written notice to the other given within twenty (20) days following the earlier of (i) the date of delivery of Landlord’s notice to Tenant of its election not to make such repairs, or (ii) the expiration of the sixty (60) day period for Landlord to provide such notice, terminate this Lease as of the date of the occurrence of such damage or destruction.
11.3    Loss Not Covered by Insurance. If, at any time prior to the expiration or termination of this Lease, the Premises or the Project are totally or partially damaged or destroyed from a risk, the loss to Landlord from which is not fully covered by insurance maintained by Landlord or for Landlord’s benefit, which damage renders the Premises inaccessible or unusable to Tenant in the ordinary course of its business, and if such damage or destruction is not the result of the negligence or willful misconduct or omission of Tenant or Tenant’s Parties, Landlord may, at its option, upon written notice to Tenant within thirty (30) days after notice to Landlord of the occurrence of such damage or destruction, elect to repair or restore such damage or destruction, or Landlord may elect to terminate this Lease. If Landlord elects to repair or restore such damage or destruction, this Lease shall continue in full force and effect, but the Rent shall be proportionately reduced as provided in Paragraph 11.2(a). If Landlord elects to terminate this Lease, such termination shall be effective as of the date of the occurrence of such damage or destruction.
11.4    Loss Caused by Tenant or Tenant’s Parties. Notwithstanding the foregoing, if the Premises or the Project are wholly or partially damaged or destroyed as a result of the negligence or willful misconduct or omission of Tenant or Tenant’s Parties, Tenant shall forthwith diligently undertake to repair or restore all such damage or destruction at Tenant’s sole cost and expense, or Landlord may at its option undertake such repair or restoration at Tenant’s sole cost and expense; provided, however, that Tenant shall be relieved of its repair and payment obligations pursuant to this Paragraph 11.4 to the extent that insurance proceeds are collected by Landlord to repair such damage, although Tenant shall in all such events pay to Landlord the full amount of the deductible under Landlord’s insurance policy and any amounts not insured. This Lease shall continue in full force and effect without any abatement or reduction in Rent or other payments owed by Tenant.
11.5    Destruction Near End of Term. Notwithstanding the foregoing, if the Premises or the Project are wholly or partially damaged or destroyed within the final six (6) months of the Term, Landlord may, at its option, elect to terminate this Lease upon written notice given to Tenant within thirty (30) days following such damage or destruction.
11.6    Destruction of Improvements and Personal Property. In the event of any damage to or destruction of the Premises or the Project, under no circumstances shall Landlord be required to repair, replace or compensate Tenant, Tenant’s Parties or any other person for the personal property, trade fixtures, machinery, equipment or furniture of Tenant or any of Tenant’s Parties, or any alterations, additions or improvements installed in the Premises by Tenant, and Tenant shall promptly repair and replace all such personal property and improvements at Tenant’s sole cost and expense.
11.7    Exclusive Remedy. The provisions of this Paragraph 11 shall constitute Tenant’s sole and exclusive remedy in the event of damage or destruction to the Premises or the Project, and Tenant waives and releases all statutory rights and remedies in favor of Tenant in the event of damage or destruction. No damages, compensation or claim shall be payable by Landlord for any inconvenience, any interruption or cessation of Tenant’s business, or any annoyance, arising from any damage or destruction of all or any portion of the Premises or the Project.
11.8    Lender Discretion. Notwithstanding anything herein to the contrary, in the event the holder of any indebtedness secured by a mortgage or deed of trust covering the Premises requires that the insurance proceeds from insurance held by Landlord be applied to such indebtedness, then Landlord shall have the right to deliver written notice to Tenant terminating this Lease.
12.    INDEMNITY AND INSURANCE.
12.1    Indemnity. Tenant hereby releases all Indemnified Parties, and shall indemnify, protect, defend and hold the Indemnified Parties harmless from any and all claims, judgments, damages, liabilities, losses, sums paid in settlement of claims, costs and expenses (including, but not limited to, reasonable attorneys’ fees and litigation costs), obligations, liens and causes of action, whether threatened or actual, direct or indirect (collectively, “Claims”), which arise in any way, directly or indirectly, resulting from or in connection with, in whole or in part, Tenant’s or Tenant’s Parties’ activities in, on or about the Premises or Project, including, without limitation, Tenant’s breach or default of any obligation of Tenant to be performed under the terms of this Lease, the conduct of Tenant’s business, the nonobservance or nonperformance of any law, ordinance or regulation or the negligence or misconduct of Tenant or Tenant’s Parties, the buildings and improvements located on the Project becoming out of repair, the leakage of gas, oil, water, steam or electricity emanating from their usual conduits, or due to any cause whatsoever; except injury to persons or damage to property the sole cause of which is the active, gross negligence or willful misconduct of Landlord, or the wrongful failure of Landlord to repair any part of the Project which Landlord is obligated to repair and maintain hereunder within a reasonable time after the receipt of written notice from Tenant of needed repairs. Landlord shall not be liable to Tenant for any damages arising from any act, omission or neglect of any other tenant in the Project.
Tenant acknowledges and agrees that notwithstanding anything to the contrary contained in this Lease, all property stored or placed by Tenant or Tenant’s Parties (or anyone claiming by, through or under Tenant or Tenant’s Parties), in or about the Premises or Project will be so stored or placed at the sole risk of Tenant and in no event shall Landlord be liable to Tenant or any other party for any loss, theft, damage, or destruction to such property. In addition to the indemnity set forth above, Tenant hereby agrees to indemnify, defend and hold Landlord harmless from and against any and all Claims that arise from, or are in any way related to, the loss, theft, damage, or destruction of any such property.
12.2    Landlord’s Insurance. Landlord shall maintain insurance covering the Project and Landlord’s ownership and operation thereof in such types and amounts as it deems necessary or desirable in its sole discretion, which may include, without limitation, liability, property damage and/or loss of rental income coverage. Such insurance shall be for the sole benefit of Landlord and under its sole control. Tenant’s Proportionate Share of the premiums and deductibles for any such insurance shall be charged to Tenant as Additional Rent.

12.3    Tenant’s Insurance Obligations. Tenant agrees that at all times from and after the date Tenant is given access to the Premises for any reason, Tenant shall carry and maintain, at its sole cost and expense, the following types, amounts and forms of insurance:
12.3.1    General Liability Insurance. A broad form comprehensive general liability or commercial general liability policy covering property damage, personal injury, advertising injury and bodily injury, and including blanket contractual liability coverage for obligations under this Lease, covering the Project in an amount of not less than the amount per occurrence specified in Item 14 of the Basic Lease Provisions. Such policy shall be in the occurrence form with a per location general aggregate. Each policy shall name Landlord and any management agent from time to time designated by Landlord and any lender of Landlord as additional insureds, and shall provide that any coverage to additional insureds shall be primary; when any policy issued to Landlord provides duplicate coverage or is similar in coverage, Landlord’s policy will be excess over Tenant’s policies. No deductibles in excess of Twenty-Five Thousand Dollars ($25,000) per occurrence shall be permitted. Tenant shall pay any deductibles. The amounts of such insurance required hereunder shall be subject to adjustment from time to time as required by Landlord based upon Landlord’s determination as to (a) the amounts of such insurance generally required at such time for comparable tenants, premises and buildings in the general geographical location of the Building; (b) as requested by any lender with an interest in the Building or Project; (c) Tenant’s activities; (d) increases in recovered liability claims; (e) increased claims consciousness by the public; or (f) any combination of the foregoing.
12.3.2    Property Insurance. A policy or policies, including the Boiler and Machinery Perils and the Special Causes of Loss form of coverage (“All Risks”), including vandalism and malicious mischief, theft, sprinkler leakage (including earthquake sprinkler leakage) and water damage coverage in an amount equal to the full replacement value, new without deduction for depreciation, on an agreed amount basis (no co-insurance requirement), of all trade fixtures, furniture and equipment in the Premises, all alterations, additions and improvements to the Premises installed by or for Tenant or provided to Tenant, and all other personal property owned or leased by Tenant. Such insurance shall also include business interruption and extra expense coverage for Tenant’s operations and debris removal coverage for removal of property of Tenant and Tenant’s Parties which may be damaged within the Premises. Such coverage shall name the Landlord and any management agent from time to time designated by Landlord and any lender of Landlord as additional insureds and/or loss payees as its interest may appear. No deductibles in excess of Twenty-Five Thousand Dollars ($25,000) shall be permitted. Tenant shall pay any deductibles.
12.3.3    Workers’ Compensation Insurance. Workers’ compensation insurance, including employers’ liability coverage, shall comply with applicable state law. Such insurance shall include a waiver of subrogation in favor of Landlord, if available.
12.4    Evidence of Coverage. All of the policies required to be obtained by Tenant pursuant to Paragraph 12.3 shall be with companies and in form satisfactory to Landlord. Each insurance company providing coverage shall have a current Best’s Rating of “A-XII” or better. Upon notice from Landlord, Tenant shall add Landlord and any management agent from time to time designated by Landlord and any lender of Landlord as an additional insured or loss payee, as applicable. Tenant shall provide Landlord with certificates and copies of endorsements (and upon request, policies) of insurance acceptable to Landlord issued by each of the insurance companies issuing any of the policies required pursuant to the provisions of Paragraph 12.3, and said certificates and endorsements shall provide that the insurance issued thereunder shall not be altered, canceled or non-renewed until after thirty (30) days’ written notice to Landlord. “Claims made” policies shall not be permitted. Each policy shall permit the waiver in Paragraph 12.5 below. Evidence of insurance coverage shall be furnished to Landlord prior to Tenant’s possession of the Premises and thereafter not fewer than fifteen (15) days prior to the expiration date of any required policy. Tenant may satisfy its insurance obligations hereunder by carrying such insurance under a so-called blanket policy or policies of insurance which are acceptable to Landlord. If Tenant fails to obtain any insurance required hereby or provide evidence thereof to Landlord, Landlord may, but shall not be obligated to, and Tenant hereby appoints Landlord as its agent to, procure such insurance and bill the cost of the insurance plus a twenty percent (20%) handling charge to Tenant. Tenant shall pay such costs to Landlord as Additional Rent with the next monthly payment of Rent.
12.5    Waivers of Subrogation. Notwithstanding anything to the contrary set forth in this Lease, in the event of loss or damage to the property of Landlord or Tenant (or Tenant’s Parties), each party will look first to its own insurance required to be maintained by such party pursuant to this Lease before making any claim against the other. Each party shall obtain, for all policies of property insurance required by this Lease, provisions permitting waiver of subrogation against the other party, and each party, for itself and its insurers, hereby waives the right to make any claim against the other (or its agents, employees or insurers) for loss or damage required to be covered by the property insurance requirements of this Lease or, if greater actually carried. This release and waiver shall be complete and total even if such loss or damage may have been caused by the negligence of the other party or such party's agents and shall not be affected or limited by the amount of insurance proceeds available to the waiving party, regardless of the reason for such deficiency in proceeds.
13.    LANDLORD’S RIGHT OF ACCESS.
Tenant shall permit Landlord and its employees and agents, at all reasonable times and at any time in case of emergency, in such manner as to cause as little disturbance to Tenant as reasonably practicable (a) to enter into and upon the Premises to inspect them, to protect the Landlord’s interest therein, or to post notices of non- responsibility, (b) to take all necessary materials and equipment into the Premises, and perform necessary work therein, and (c) to perform periodic environmental audits, inspections, investigations, testing and sampling of the Premises and/or the Project, and to review and copy any documents, materials, data, inventories, financial data, notices or correspondence to or from private parties or governmental authorities in connection therewith. No such work shall cause or permit any abatement or rebate of Rent to Tenant for any loss of occupancy or quiet enjoyment of the Premises, or damage, injury or inconvenience thereby occasioned, or constitute an actual or constructive eviction. Landlord may at any time place on or about the Building any ordinary “for sale” and “for lease” signs.
Tenant shall also permit Landlord and its employees and agents, upon request, to enter the Premises or any part thereof, at reasonable times during normal business hours, to show the Premises to any fee owners, lessors of superior leases, holders of encumbrances on the interest of Landlord under the Lease, or prospective purchasers, mortgagees or lessees of the Project or Building as an entirety. During the period of six (6) months prior to the expiration date of this Lease, Landlord may exhibit the Premises to prospective tenants.
14.    ASSIGNMENT AND SUBLETTING.
14.1    Landlord’s Consent. Tenant shall not assign all or any portion of its interest in this Lease, whether voluntarily, by operation of law or otherwise, and shall not sublet all or any portion of the Premises, including, but not limited to, sharing them, permitting another party to occupy them or granting concessions or licenses to another party, except with the prior written consent of Landlord, which consent shall not be unreasonably withheld, conditioned, or delayed. Landlord may withhold for any reasonable condition, including, but not limited to: (a) Tenant is in default of this Lease; (b) the assignee or subtenant is unwilling to assume in writing all of Tenant’s obligations hereunder; (c) the assignee or subtenant has a financial condition which is reasonably unsatisfactory to Landlord or Landlord’s mortgagee; (d) the Premises will be used for different purposes than those set forth in Paragraph 3 or for a use requiring or generating increased or different Hazardous Materials; (e) the proposed assignee or subtenant or its business is subject to compliance with additional requirements of the law (including, without limitation, related regulations) commonly known as the Americans with Disabilities Act of 1990 beyond those requirements applicable to Tenant; (f) Tenant proposes to assign less than all of its interest in this Lease or to sublet the Premises in units that are unusually small for the Project; (g) the assignee or subtenant requires extensive alterations to the Premises; and (h) the proposed assignee or subtenant or an affiliate thereof is an existing tenant in the Project or is or has been in discussions with Landlord regarding space within the Project.
14.2    Fees. In connection with each proposed assignment or subletting of the Premises by Tenant, Tenant shall pay to Landlord an administrative fee of Two Thousand Five Hundred Dollars ($2,500.00) per request (including requests for non-disturbance agreements) in order to defer Landlord's administrative expenses arising from such request.
14.3    Procedure. Whenever Tenant has obtained an offer to assign any interest in this Lease or to sublease all or any portion of the Premises, Tenant shall provide to Landlord the name and address of said proposed assignee or sublessee, the base rent and all other compensation to be paid to Tenant, the proposed use by the proposed assignee or sublessee, the proposed effective date of the assignment or subletting, and any other business terms which are material to the offer and/or which differ from the provisions of this Lease (“Notice of Offer”). Tenant shall also provide to Landlord the nature of business, financial statement and business experience resume for the immediately preceding five (5) years of the proposed assignee or sublessee and such other information concerning such proposed assignee or sublessee as Landlord may require. The foregoing information shall be in writing and shall be received by Landlord no less than sixty (60) days prior to the effective date of the proposed assignment or sublease.
Within thirty (30) days following its receipt of a Notice of Offer for the proposed assignment or subletting, Landlord shall be entitled to terminate this Lease as to all of the Premises (unless Tenant proposes a sublease of a portion of the Premises, in which event Landlord may terminate this Lease as to such portion) by written notice to Tenant (“Termination Notice”), and such termination shall be effective as of the proposed effective date of the proposed assignment or sublease. If Landlord does not elect to terminate this Lease, Landlord shall either notify Tenant that Landlord consents to the proposed assignment or subletting or withholds its consent for reasons to be specified in the notice.
14.4    Intentionally Deleted.
14.5    Continuing Tenant Obligations. No subleasing or assignment shall relieve Tenant from liability for payment of all forms of Rent and other charges herein provided or from Tenant’s obligations to keep and be bound by the terms, conditions and covenants of this Lease.
14.6    Waiver, Default and Consent. The acceptance of Rent from any other person shall not be deemed to be a waiver of any of the provisions of this Lease or a consent to the assignment or subletting of the Premises. Any assignment or sublease without the Landlord’s prior written consent shall be voidable, at Landlord’s election, and shall constitute a non-curable event of default under this Lease. Consent to any assignment or subletting shall not be deemed a consent to any future assignment or subletting.
14.7    Restructuring of Business Organizations. Any transfer of corporate shares or ownership interests of Tenant, so as to result in a change in the present voting control of Tenant by the person or persons owning a majority of said corporate shares or ownership interests on the date of this Lease (except for trading on an exchange), shall constitute an assignment and shall be subject to the provisions of this Paragraph 14.

14.8    Assignment of Sublease Rent. Tenant immediately and irrevocably assigns to Landlord, as security for Tenant’s obligations under this Lease, all rents from any subletting of all or any part of the Premises, and Landlord, as assignee and as attorney-in-fact for Tenant for purposes hereof, or a receiver for Tenant appointed on Landlord’s application, may collect such rents and apply same toward Tenant’s obligations under this Lease, except that, until the occurrence of an event of default by Tenant, Tenant shall have the right and license to collect such rents.
14.9    Assignment in Bankruptcy. If this Lease is assigned to any person or entity pursuant to the provisions of the United States Bankruptcy Code, 11 U.S.C. 101 et seq., or such similar laws or amendments thereto which may be enacted from time to time (the “Bankruptcy Code”), any and all monies or other considerations payable or otherwise to be delivered in connection with such assignment shall be paid or delivered to Landlord, shall be and remain the exclusive property of Landlord and shall not constitute property of Tenant or of the estate of Tenant within the meaning of the Bankruptcy Code. Any and all monies or other considerations constituting Landlord’s property under the preceding sentence not paid or delivered to Landlord shall be held in trust for the benefit of Landlord and be promptly paid or delivered to Landlord.
14.10    Assumption of Obligations. Any person or entity to which this Lease is assigned pursuant to the provisions of the Bankruptcy Code shall be deemed, without further act or deed, to have assumed all of the obligations arising under this Lease on and after the date of such assignment. Any such assignee shall upon demand execute and deliver to Landlord an instrument confirming such assumption.
15.    CONDEMNATION.
15.1    Total Taking. If the whole or any substantial part of the Premises or the Project shall be taken or damaged because of the exercise of the power of eminent domain, whether by condemnation proceedings or otherwise, including acts or omissions constituting inverse condemnation, or any transfer of the Premises or Project or portion thereof in avoidance of the exercise of the power of eminent domain (collectively, a “Taking”), and the Taking would prevent or materially interfere with the use of the Premises for the purpose for which they are being used, this Lease shall terminate effective when the physical Taking of the Premises shall occur.
15.2    Partial Taking. If part of the Premises shall be subject to a Taking and this Lease is not terminated as provided in the Paragraph 15.1 above, this Lease shall not terminate but the Rent payable hereunder during the unexpired portion of this Lease shall be reduced in proportion to the area of the Premises rendered unusable by Tenant.
15.3    Condemnation Award. The entire award or compensation for any Taking of the Project and/or the Premises, or any part thereof, or for diminution in value, shall be the property of Landlord, and Tenant hereby assigns its interest in any such award to Landlord; provided, however, Tenant shall be entitled to pursue with the condemning authority and Landlord shall have no interest in any separate award made to Tenant for loss of business, for relocation purposes, or for the taking of Tenant’s fixtures and improvements.
15.4    Exclusive Remedy. This Paragraph 15 shall be Tenant’s sole and exclusive remedy in the event of any Taking. Tenant hereby waives the benefits of any statute granting Tenant specific rights in the event of a Taking which are contrary to the provisions of this Paragraph 15.
16.    SURRENDER AND HOLDING OVER.
16.1    Surrender. Upon the expiration or sooner termination of this Lease, Tenant shall surrender the Premises in as good condition as when received, reasonable wear and tear excepted, broom clean and free of trash and rubbish, and free from all tenancies or occupancies by any person. Subject to Landlord’s rights under Paragraph 19.8, Tenant shall remove all trade fixtures, furniture, equipment and other personal property installed in the Premises prior to the expiration or earlier termination of this Lease. Unless otherwise provided in Paragraph 7 or waived by Landlord in writing prior to the expiration or earlier termination of this Lease, Tenant shall remove at its sole cost all alterations, additions and improvements made by Tenant to the Premises; provided, however, at the election of Landlord, all (or such portion as Landlord shall designate) alterations, additions and improvements to the Premises including, without limitation, all wall coverings, floor coverings, built-in cabinets, paneling and the like, shall become the property of Landlord and remain on the Premises at the end of the Term. Tenant shall, at its own cost, completely repair any and all damage to the Premises and the Building resulting from or caused by such removal. The provisions of Paragraph 7 shall apply to such removal and repair work.
16.2    Holding Over. If Landlord agrees in writing that Tenant may hold over after the expiration or earlier termination of this Lease, unless the parties hereto otherwise agree in writing as to the terms of such holding over, the holdover tenancy shall be subject to termination by Landlord or Tenant at any time upon not less than thirty (30) days’ prior written notice. If Tenant holds over without the consent of Landlord, the same shall be a tenancy at will terminable at any time, and Tenant shall be liable to Landlord for, and Tenant shall indemnify, protect, defend and hold Landlord harmless from and against, any damages, liabilities, losses, costs, expenses or claims suffered or caused by such holdover, including, without limitation, attorneys’ fees and damages and costs related to any successor tenant of the Premises to whom Landlord could not deliver possession of the Premises when promised. All of the other terms and provisions of this Lease shall be applicable during any holdover period, with or without consent of Landlord, except that Tenant shall pay to Landlord from time to time upon demand, as Rent for the period of any holdover, an amount equal to two hundred percent (200%) of the then applicable Base Rent plus all Additional Rent in effect on the termination date, computed on a daily basis for each day of the holdover period. No holding over by Tenant, whether with or without consent of Landlord, shall operate to extend this Lease. The preceding provisions of this Paragraph 16.2 shall not be construed as Landlord’s consent to any holding over by Tenant.
16.3    Entry at End of Term. If during the last month of the Term, Tenant shall have removed substantially all of Tenant’s property and personnel from the Premises, Landlord may enter the Premises and repair, alter and redecorate the same, without abatement of Rent and without liability to Tenant, and such acts shall have no effect on this Lease. Tenant shall give written notice to Landlord at least thirty (30) days prior to vacating the Premises and shall arrange to meet with Landlord for a joint inspection of the Premises prior to vacating. In the event of Tenant’s failure to give such notice or arrange such joint inspection, Landlord’s inspection at or after Tenant’s vacation of the Premises shall be conclusively deemed correct for purposes of determining Tenant’s responsibility for repairs and restoration.
17.    QUIET ENJOYMENT.
Landlord represents and warrants that it has full rights and authority to enter into this Lease and that Tenant, upon paying the Rent and performing its other covenants and agreements herein set forth, shall peaceably and quietly have, hold and enjoy the Premises for the Term without hindrance or molestation from Landlord, subject to the terms and provisions of this Lease, any ground lease, any mortgage or deed of trust now or hereafter encumbering the Premises or the Project, and all matters of record.

18.    EVENTS OF DEFAULT.
The following events shall be deemed to be events of default by Tenant under this Lease:
18.1    Failure to Pay Rent. Tenant shall fail to pay any installment of the Rent herein reserved when due, or any other payment or reimbursement to Landlord required herein when due.
18.2    Insolvency. Tenant or any guarantor of Tenant’s obligations hereunder shall generally not pay its debts as they become due or shall admit in writing the inability to pay its debts or shall make a general assignment for the benefit of creditors.
18.3    Appointment of Receiver. A receiver or trustee (or similar official) shall be appointed for all or substantially all of the assets of Tenant.
18.4    Bankruptcy. The filing of any voluntary petition by Tenant under the Bankruptcy Code, or the filing of an involuntary petition by Tenant’s creditors, which involuntary petition remains undischarged for a period of forty-five (45) days.
18.5    Attachment. The attachment, execution or other judicial seizure or non-judicial seizure of all or substantially all of Tenant’s assets located at the Premises or of Tenant’s interest in this Lease or the Premises, if such attachment or other seizure remains undismissed or undischarged for a period of ten (10) business days after the levy thereof.
18.6    Vacation of Premises. Tenant shall vacate or abandon all or a substantial portion of the Premises, whether or not Tenant is in default of the Rent or other charges due under this Lease.
18.7    Certificates. Tenant shall fail to deliver to Landlord any subordination agreement within the time limit prescribed in Paragraph 21 below, or a Certificate of Occupancy, all financial statements or an estoppel certificate within the time limits prescribed in Paragraph 22.7 below.
18.8    Failure to Discharge Liens. Tenant shall fail to discharge any lien placed upon the Premises in violation of Paragraph 8 hereof.
18.9    False Financial Statement. Landlord discovers that any financial statement given to Landlord by Tenant, any assignee, subtenant or successor in interest of Tenant, or any guarantor of Tenant’s obligations hereunder, or any of them, was materially false when given to Landlord.
18.10    Failure to Comply with Lease Terms. Tenant shall fail to comply with any other term, provision or covenant of this Lease (not otherwise specifically identified as an event of default in this Section 18), and shall not cure such failure within ten (10) days after written notice thereof to Tenant.
18.11    Guarantor Default. Any guarantor of Tenant’s obligations hereunder shall be in default under the terms of its guaranty.
18.12    Assignment or Subletting without Consent. Any assignment, subletting or other transfer for which the prior consent of Landlord is required under this Lease and has not been obtained.
Any notices to be provided by Landlord under this Paragraph 18 shall be the same as, and not in addition to, any notice required under state law.

19.    LANDLORD’S REMEDIES.
Upon the occurrence of any event of default, Landlord may, at its option without further notice or demand and in addition to any other rights and remedies hereunder or at law or in equity, do any or all of the following:
19.1    Termination. Terminate Tenant’s right to possession of the Premises, which may include terminating this Lease (at Landlord’s option), by any lawful means upon at least 3 days’ written notice (which notice may be satisfied by any notice which may be given by Landlord pursuant to Paragraph 18, if applicable), in which case Tenant shall immediately surrender possession of the Premises to Landlord and, in addition to any rights and remedies Landlord may have at law or in equity, Landlord shall have the following rights:
(a)    To re-enter the Premises then or at any time thereafter and remove all persons and property and possess the Premises, without prejudice to any other remedies Landlord may have by reason of Tenant’s default or of such termination, and Tenant shall have no further claim hereunder.
(b)    To recover all damages incurred by Landlord by reason of the default, including without limitation (i) the worth at the time of the award of the payments owed by Tenant to Landlord under this Lease that were earned but unpaid at the time of termination; (ii) the worth at the time of the award of the amount by which the payments owed by Tenant to Landlord under the Lease that would have been earned after the date of termination until the time of the award exceeds the amount of the loss of payments owed by Tenant to Landlord under this Lease for the same period that Tenant proves could have been reasonably avoided; (iii) the worth at the time of the award of the amount by which the payments owed by Tenant to Landlord for the balance of the Term after the time of the award exceeds the amount of the loss of payments owed by Tenant for the same period that Tenant proves could have been reasonably avoided; (iv) all costs incurred by Landlord in retaking possession of the Premises and restoring them to good order and condition; (v) all costs, including without limitation brokerage commissions, advertising costs and restoration and remodeling costs, incurred by Landlord in reletting the Premises; plus (vi) any other amount, including without limitation attorneys’ fees and audit expenses, necessary to compensate Landlord for all detriment proximately caused by Tenant’s failure to perform its obligations under this Lease or which in the ordinary course of things would be likely to result therefrom. “The worth at the time of the award,” as used in clauses (i) and (ii) of this paragraph, is to be determined by computing interest as to each unpaid payment owed by Tenant to Landlord under the Lease, at the highest interest rate permitted by law. “The worth at the time of the award,” as referred to in clause (iii) of this paragraph, is to be determined by discounting such amount, as of the time of award, at the discount rate of the San Francisco Federal Reserve Bank, plus 1%.
(c)    To remove, at Tenant’s sole risk, any and all personal property in the Premises and place such in a public or private warehouse or elsewhere at the sole cost and expense and in the name of Tenant. Any such warehouser shall have all of the rights and remedies provided by law against Tenant as owner of such property. If Tenant shall not pay the cost of such storage within thirty (30) days following Landlord’s demand, Landlord may, subject to the provisions of applicable law, sell any or all such property at a public or private sale in such manner and at such times and places as Landlord deems proper, without notice to or demand upon Tenant. Tenant waives all claims for damages caused by Landlord’s removal, storage or sale of the property and shall indemnify and hold Landlord free and harmless from and against any and all loss, cost and damage, including without limitation court costs and attorneys’ fees. Tenant hereby irrevocably appoints Landlord as Tenant’s attorney-in-fact, coupled with an interest, with all rights and powers necessary to effectuate the provisions of this subparagraph.
19.2    Continuation of Lease. Terminate Tenant’s right to possession of the Premises without terminating this Lease, in which case this Lease shall continue in effect whether or not Tenant shall have abandoned the Premises. In such event, Landlord may enforce all of Landlord’s rights and remedies under this Lease, including the right to recover rent as it becomes due hereunder, and, at Landlord’s election, to re-enter and relet the Premises on such terms and conditions as Landlord deems appropriate. If Landlord relets the Premises or any portion thereof, any rent collected shall be applied against amounts due from Tenant. Landlord may execute any lease made pursuant hereto in its own name, and Tenant shall have no right to collect any such rent or other proceeds. Landlord’s re-entry and/or reletting of the Premises, or any other acts, shall not be deemed an acceptance of surrender of the Premises or Tenant’s interest therein, a termination of this Lease or a waiver or release of Tenant’s obligations hereunder. Landlord shall have the same rights with respect to Tenant’s improvements and personal property as under Paragraph 19.1 above, even though such re-entry and/or reletting do not constitute acceptance of surrender of the Premises or termination of this Lease. Actions to collect amounts due by Tenant to Landlord under this subparagraph may be brought from time to time, on one or more occasions, without the necessity of Landlord’s waiting until expiration of the Term.
19.3    Appointment of Receiver. Cause a receiver to be appointed in any action against Tenant and to cause such receiver to take possession of the Premises and to collect the rents or bonus rent derived therefrom. The foregoing shall not constitute an election by Landlord to terminate this Lease unless specific notice of such intent is given.
19.4    Late Charge. Charge late charges as provided in Paragraph 2.6.
19.5    Interest. Charge interest on any amount not paid when due as provided in Paragraph 22.2. Interest shall accrue from the date funds are first due or, if the payment is for funds expended by Landlord on Tenant’s behalf, from the date Landlord expends such funds.
19.6    Attorneys’ Fees. Collect, upon demand, all reasonable attorneys’ fees and expenses incurred by Landlord in enforcing its rights and remedies hereunder.
19.7    Injunction. To restrain by injunction or other equitable means any breach or anticipated breach of this Lease.
19.8    Recourse to Other Collateral. Foreclose the following security interests: In addition to any statutory landlord’s lien, Tenant grants to Landlord a continuing security interest in (a) all fixtures, furnishings and equipment now or hereafter owned by Tenant and used in Tenant’s business in the Premises and all proceeds from the sale or other disposition thereof (collectively, “Collateral”), and (b) Tenant’s interest under any lease of such Collateral as security for the full and faithful performance of Tenant’s obligations hereunder. Tenant shall provide Landlord with a detailed list of all Collateral on or before January 31 of each year. Tenant shall keep the Collateral in good condition and repair and shall not remove such Collateral from the Premises. However, if Tenant is not in default under the Lease, Tenant may discard or dispose of broken or inoperable or obsolete items in the ordinary course of business, provided Tenant replaces such items and keeps the Premises fully fixtured, furnished and equipped at all times. Tenant shall comply with the terms of any equipment lease and shall not permit the same to be modified, amended or terminated without Landlord’s prior written consent. A breach of the foregoing covenants shall constitute an event of default under this Lease, and Landlord shall have all of the rights and remedies provided for by law with respect to this security interest. Tenant hereby waives all right to require Landlord to proceed against Tenant or any other person, firm or corporation, to apply any Collateral it may hold at any time or in any order or to pursue any other remedy it may possess whatsoever. Tenant shall execute and deliver to Landlord any reasonably requested documents in order to perfect and protect the foregoing security interest.

20.    LANDLORD DEFAULT; TENANT’S REMEDIES.
20.1    Landlord’s Default. Landlord shall not be in default under this Lease unless Landlord fails to perform obligations required of Landlord within thirty (30) days after written notice is delivered by Tenant to Landlord and to the holder of any mortgages or deeds of trust (collectively, “Lender”) covering the Premises whose name and address shall have theretofore been furnished to Tenant in writing, specifying the obligation which Landlord has failed to perform; provided, however, that if the nature of Landlord’s obligation is such that more than thirty (30) days are required for performance, then Landlord shall not be in default if Landlord or Lender commences performance within such thirty (30) day period and thereafter diligently prosecutes the same to completion. All obligations of Landlord hereunder shall be construed as covenants, not conditions.
20.2    Tenant’s Remedies. In the event of any default, breach or violation of Tenant’s rights under this Lease by Landlord, Tenant’s exclusive remedies shall be an action for specific performance or action for actual damages. In no event shall Tenant be entitled to consequential, punitive or exemplary damages on account of any Landlord default including, without limitation, lost profits and loss of business damages. Tenant hereby waives the benefit of any laws granting it the right to perform Landlord’s obligation, a lien upon the property of Landlord and/or upon Rent due Landlord, or the right to terminate this Lease or offset or withhold Rent on account of any Landlord default.
20.3    Non-Recourse. Notwithstanding anything to the contrary in this Lease, any judgment obtained by Tenant or any of Tenant’s Parties against Landlord or any Indemnified Parties shall be satisfied only out of Landlord’s equity interest in the Building and the legal parcel of land on which it sits. Neither Landlord nor any Indemnified Parties shall have any personal liability for any matter in connection with this Lease or its obligations as Landlord of the Premises, except as provided above. Tenant shall not institute, seek or enforce any personal or deficiency judgment against Landlord or any Indemnified Parties, and none of their property shall be available to satisfy any judgment hereunder, except as provided in this Paragraph 20.3.
21.    MORTGAGES.
Tenant accepts this Lease subject and subordinate at all times to any deed of trust, mortgage or ground lease which may now or hereafter affect the Project, and to all renewals, modifications, consolidations, replacements and extensions thereof. If any such mortgage or deed of trust is foreclosed or any ground lease terminated, at the election of Landlord’s successor in interest, Tenant agrees, for the benefit of such successor in interest, to attorn to such successor in interest and become its tenant on the terms and conditions of this Lease for the remainder of the Term, and if required, to enter into a new lease with such successor in interest in the form of this Lease. Tenant’s agreement to attorn shall survive the termination of this Lease. At the request of Landlord, the holder of such mortgage or deed of trust or any ground lessor, Tenant shall execute, acknowledge and deliver promptly in recordable form any instrument or subordination, nondisturbance and attornment agreement (“SNDA”) that Landlord or such holder may request; provided, however, that such instrument shall include a provision requiring the purchaser at any foreclosure sale to continue this Lease in full force and effect in the same manner as if such purchaser were the Landlord so long as Tenant is not otherwise in default and requiring Tenant to attorn to such purchaser. In addition, at the request of Landlord, the holder of any mortgage or deed of trust or any ground lessor, Tenant shall execute, acknowledge and deliver promptly in recordable form any instrument that Landlord or such holder may request to make this Lease superior to such mortgage, deed of trust or ground lease. Tenant’s failure to execute each instrument, release or document within ten (10) days after written demand shall constitute an event of default by Tenant hereunder without further notice to Tenant (along with liquidated damages of $10,000.00, payable by Tenant upon demand therefor), or at Landlord’s option Landlord shall execute such instrument, release or document on behalf of Tenant as Tenant’s attorney-in-fact. Tenant does hereby make, constitute and irrevocably appoint Landlord as Tenant’s attorney-in-fact, coupled with an interest, and in Tenant’s name, place and stead, to execute such documents in accordance with this Paragraph 21. Landlord shall use reasonable efforts to obtain a SNDA for Tenant’s benefit from the holder of any mortgage now or hereafter encumbering the Project, on such holder’s standard form with reasonable modifications requested by Tenant.
22.    GENERAL PROVISIONS.
22.1    Singular and Plural. Words of any gender used in this Lease shall be held and construed to include any other gender, and words in the singular number shall be held to include the plural, unless the context otherwise requires.
22.2    Interest on Past-Due Obligations. Except as expressly herein provided to the contrary, any amount due to Landlord not paid when due shall bear interest at the maximum rate then allowable by law from the date due. Payment of such interest shall not excuse or cure any default by Tenant under this Lease, provided, however, that interest shall not be payable on late charges incurred by Tenant.
22.3    Time of Essence. Time is of the essence.
22.4    Binding Effect. The terms, provisions and covenants and conditions contained in this Lease shall apply to, inure to the benefit of, and be binding upon, the parties hereto and upon their respective heirs, legal representatives, successors and permitted assigns, except as otherwise herein expressly provided.
22.5    Choice of Law. This Lease shall be governed by the laws of the State in which the Project is located applicable to contracts made and to be performed in such state.
22.6    Captions. The captions inserted in this Lease are for convenience only and in no way define, limit or otherwise describe the scope or intent of this Lease, or any provision hereof, or in any way affect the interpretation of this Lease.
22.7    Certificates. Tenant agrees from time to time within ten (10) days after request of Landlord, to deliver to Landlord, or Landlord’s designee, a Certificate of Occupancy for work performed by Tenant or Tenant’s Parties in the Premises, annual financial statements (including balance sheets, income statements and other documents reasonably requested by Landlord) for each of the previous three (3) fiscal years of Tenant, and an estoppel certificate stating that this Lease is unmodified and in full force and effect (or, if modified, stating the nature of such modification and certifying that this Lease, as so modified, is in full force and effect), the date to which Rent has been paid, the unexpired Term of this Lease and such other matters pertaining to this Lease as may be requested by Landlord or Landlord’s designee. Any such certificate may be conclusively relied upon by Landlord or Landlord’s designee. At Landlord’s option, Tenant’s failure to timely deliver such certificate shall be an event of default by Tenant, without further notice to Tenant (along with liquidated damages of $10,000.00, payable by Tenant upon demand therefor), or it shall be conclusive upon Tenant that this Lease is in full force and effect, without modification except as may be represented by Landlord, that there are no uncured defaults in Landlord’s performance, and that not more than one (1) month’s rent has been paid in advance.
22.8    Amendments. This Lease may not be altered, changed or amended except by an instrument in writing signed and dated by both parties hereto. Tenant agrees to make such reasonable modifications to this Lease as may be required by any lender in connection with the obtaining of financing or refinancing of the Project or any portion thereof.

22.9    Entire Agreement. This Lease constitutes the entire understanding and agreement of Landlord and Tenant with respect to the subject matter of this Lease, and contains all of the covenants and agreements of Landlord and Tenant with respect thereto, and supersedes all prior agreements or understandings. Landlord and Tenant each acknowledge that no representations, inducements, promises or agreements, oral or written, have been made by Landlord or Tenant, or anyone acting on behalf of Landlord or Tenant, which are not contained herein, and any prior agreements, promises, negotiations, or representations not expressly set forth in this Lease are of no force or effect.
22.10    Waivers. The waiver by Landlord of any term, covenant, agreement or condition herein contained shall not be deemed to be a waiver of any subsequent breach of the same or any other term, covenant, agreement or condition herein contained, nor shall any custom or practice which may arise between the parties in the administration of this Lease be construed to waive or lessen the right of Landlord to insist upon the performance by Tenant in strict accordance with all of the provisions of this Lease. The subsequent acceptance of Rent hereunder by Landlord shall not be deemed to be a waiver of any preceding breach by Tenant of any provisions, covenant, agreement or condition of this Lease, other than the failure of Tenant to pay the particular Rent so accepted, regardless of Landlord’s knowledge of such preceding breach at the time of acceptance of such Rent.
22.11    Attorneys’ Fees. If either Landlord or Tenant commences or engages in, or threatens to commence or engage in, an action by or against the other party arising out of or in connection with this Lease or the Premises, including but not limited to any action for recovery of Rent due and unpaid, to recover possession or for damages for breach of this Lease, the prevailing party shall be entitled to have and recover from the losing party reasonable attorneys’ fees and other costs incurred in connection with the action, preparation for such action, any appeals relating thereto and enforcing any judgments rendered in connection therewith. If Landlord becomes involved in any action, threatened or actual, by or against anyone not a party to this Lease, but arising by reason of or related to any act or omission of Tenant or Tenant’s Parties, Tenant agrees to pay Landlord’s reasonable attorneys’ fees and other costs incurred in connection with the action, preparation for such action, any appeals relating thereto and enforcing any judgments rendered in connection therewith.
22.12    Merger. The voluntary or other surrender of this Lease by Tenant or a mutual cancellation hereof shall not constitute a merger. Such event shall, at the option of Landlord, either terminate all or any existing subtenancies or operate as an assignment to Landlord of any or all of such subtenancies.
22.13    Survival of Obligations. Paragraphs 2, 3.2, 4.2, 5.2, 8, 12.1, 12.5, 15.3, 16, 19, 20 and 22 and all obligations of Tenant hereunder not fully performed as of the expiration or earlier termination of the Term shall survive the expiration or earlier termination of the Term, including without limitation, all payment obligations with respect to Rent and all obligations concerning the condition of the Premises. Upon the expiration or earlier termination of the Term, and prior to Tenant vacating the Premises, Tenant shall pay to Landlord any amount reasonably estimated by Landlord (i) as necessary to perform Tenant’s duties under paragraphs 6.1 and 16.1 and put the Premises, including without limitation, all heating and air conditioning systems and equipment therein, in good condition and repair, and (ii) as sufficient to meet Tenant’s obligation hereunder for prorated Additional Rent for the year in which the Lease expires or terminates. All such amounts shall be used and held by Landlord for payment of such obligations, with Tenant being liable for any additional costs therefor upon demand by Landlord, or with any excess to be returned to Tenant after all such obligations have been determined and satisfied as the case may be.
Any Security Deposit held by Landlord shall be credited against the amounts payable by Tenant under this Paragraph 22.13.

22.14    Severability. If any clause or provision of this Lease is illegal, invalid or unenforceable under present or future laws effective during the Term, the remainder of this Lease shall not be affected thereby, and in lieu of each clause or provision of this Lease that is illegal, invalid or unenforceable, there shall be added as a part of this Lease a clause or provision as similar in terms to such illegal, invalid or unenforceable clause or provision as may be possible and be legal, valid and enforceable.
22.15    Security Measures. Tenant hereby acknowledges that the Rent payable to Landlord hereunder does not include the cost of guard service or other security measures, and that Landlord shall have no obligation whatsoever to provide same. Tenant assumes all responsibility for the protection of Tenant, Tenants’ Parties and their property from acts of third parties.
22.16    Easements. Landlord reserves to itself the right, from time to time, to grant such easements, rights and dedications that Landlord deems necessary or desirable, and to cause the recordation of parcel maps, easement agreements and covenants, conditions and restrictions, so long as such easements, rights, dedications, maps and covenants, conditions and restrictions do not unreasonably interfere with the permitted use of the Premises by Tenant. Tenant shall sign any of the aforementioned documents upon request of Landlord and failure to do so shall constitute an event of default of this Lease.
22.17    Multiple Parties. If more than one person or entity is named as Tenant herein, the obligations of Tenant hereunder shall be the joint and several responsibility of all persons or entities so named and the signature or verbal agreement (as appropriate) of any one of such persons or entities shall be sufficient to bind all such persons or entities to any consent, waiver, approval, estoppel, statement, amendment to this Lease or other agreement relating to this Lease.
22.18    Conflict. Any conflict between the printed provisions of this Lease and any typewritten or handwritten provisions shall be controlled by the typewritten or handwritten provisions.
22.19    No Third Party Beneficiaries. This Lease is not intended by either party to confer any benefit on any third party, including without limitation, any broker, finder, or brokerage firm.
22.20    Effective Date/Nonbinding Offer. Submission of this Lease for examination or signature by Tenant does not constitute an offer or option for lease, and it is not effective as a lease or otherwise until executed and delivered by both Landlord and Tenant.
22.21    Notices. Each provision of this Lease or of any applicable governmental laws, ordinances, regulations and other requirements with reference to the sending, mailing or delivery of any notice or the making of any payment by one party to the other shall be deemed to be complied with when and if the following steps are taken:
(a)    All Rent and other payments required to be made hereunder shall be payable to the applicable party hereto as follows: to Landlord at the address set forth in Item 1 of the Basic Lease Provisions, and to Tenant at the address set forth in Item 2 of the Basic Lease Provisions, or at such other addresses as the parties may have hereafter specified by written notice. All obligations to pay Rent and/or any other amounts under the terms of this Lease shall not be deemed satisfied until such Rent and other amounts have been actually received by the respective party.
(b)    Wherever any notice is required or permitted hereunder, such notice shall be in writing. Any notice or document required or permitted to be delivered hereunder shall be deemed to be delivered (i) upon personal delivery; (ii) seventy-two (72) hours after deposit thereof in the United States mail, postage prepaid, certified or registered mail, return receipt requested; (iii) upon confirmation of delivery by Federal Express or other reputable overnight delivery service; or (iv) upon written confirmation of delivery by telegraph, telecopy or other electronic written transmission device; correctly addressed to the parties hereto as follows: if to Tenant, then at the address specified in Item 2 of the Basic Lease Provisions; and if to Landlord, then at the address specified in Item 1 of the Basic Lease Provisions; or at such other address (but no more than one (1) address at a time, except as provided in Paragraph 20.1) as the recipient may theretofore have specified by written notice.
22.22    Water, Oil and Mineral Rights. Landlord reserves all right, title or interest in water, oil, gas or other hydrocarbons, other mineral rights and air and development rights, together with the sole and exclusive right of Landlord to sell, lease, assign or otherwise transfer the same, but without any right of Landlord or any such transferee to enter upon the Premises during the Term except as otherwise provided herein.
22.23    Confidentiality. Tenant agrees to keep the Lease and its terms, covenants, obligations and conditions strictly confidential and not to disclose such matters to any other landlord, tenant, prospective tenant, or broker; provided, however, Tenant may provide a copy of this Lease to its attorneys, accountants and bankers, and to a non-party solely in conjunction with Tenant’s reasonable and good faith effort to secure an assignee or sublessee for the Premises.
22.24    Broker’s Fees. Tenant represents and warrants that it has dealt with no broker, agent or other person in connection with this transaction and that no broker, agent or other person brought about this transaction, other than the brokerage firm specified in Item 15 of the Basic Lease Provisions, if any, and Tenant shall indemnify, defend, protect and hold Landlord harmless from and against any claims, losses, liabilities, demands, costs, expenses or causes of action by any other broker, agent or other person claiming a commission or other form of compensation by virtue of having dealt with Tenant with regard to this leasing transaction.
22.25    Remedies Cumulative. All rights, privileges and remedies of the parties are cumulative and not alternative or exclusive to the extent permitted by law, except as otherwise provided herein.
22.26    Return of Check. If Tenant’s check, given to Landlord in payment of any sum, is returned by the bank for non-payment, Tenant shall pay to Landlord immediately on demand, as Additional Rent, all expenses incurred by Landlord as a result thereof.
22.27    Effect of Refund. If Landlord receives payment by Tenant after an event of default has occurred, and subsequently returns or refunds such payment to Tenant, such refund shall have the effect of withdrawing Landlord’s acceptance of such payment, as if such payment had never been accepted.
22.28    No Recordation of Lease. Neither this Lease nor any memorandum hereof may be recorded.
22.29    Authority. If Tenant is a corporation or partnership, each individual executing this Lease on behalf of such entity represents and warrants that he or she is duly authorized to execute and deliver this Lease. Tenant shall, within thirty (30) days following execution of this Lease, deliver to Landlord evidence of such authority satisfactory to Landlord.
22.30    Interpretation. This Lease shall be construed fairly according to its terms without regard to which party, or which party’s attorneys, prepared its form.
22.31    Landlord’s Approvals. Except where the provisions of this Lease expressly provide that Landlord’s consent or approval must be reasonably given, all consents or approvals of Landlord sought or required pursuant to the terms of this Lease may be given or withheld in Landlord’s sole and absolute discretion.

22.32    Additional Provisions. Intentionally Deleted.
22.33    Waiver of Right to Trial by Jury. Tenant hereby waives the right to trial by jury in any action under or related to this Lease.
22.34    Intentionally Omitted.
22.35    Landlord’s Waivers/Subordinations. In connection with any request for a waiver or subordination of Landlord’s or its lender’s lien rights on Tenant’s Collateral, Tenant shall reimburse Landlord for its reasonable attorneys’ fees incurred in connection with the review of such waiver or subordination agreement in an amount not to exceed Two Thousand Five Hundred Dollars ($2,500.00), which amount shall be increased by $500 of each fifth (5th) anniversary of the date hereof. Notwithstanding the foregoing, Landlord shall be under no obligation to execute such a waiver or subordination agreement. Landlord may condition its execution of such waiver or subordination on Tenant depositing with Landlord a Security Deposit (or an increase of any existing Security Deposit).
22.36    Sale of Premises. In the event of any sale or transfer of the Premises (and provided that any security deposit held by the seller, transferor or assignor (collectively, “Seller”) is delivered or credited to the purchaser, transferee or assignee (collectively, “Purchaser”), the Seller shall be and hereby is entirely freed and relieved of all agreements, covenants and obligations of Landlord thereafter to be performed and it shall be deemed and construed without further agreement between the parties or their successors in interest or between the Seller and the Purchaser on any such sale, transfer or assignment that such Purchaser has assumed and agreed to carry out any and all agreements, covenants and obligations of Landlord hereunder.
22.37    Counterparts/Electronic Signatures. This Lease may be executed in separate counterparts, each of which shall be an original and all of which shall be deemed to be one and the same instrument. Either party may execute this Lease electronically (via PDF, DocuSign or similar electronic means) and said signature shall be deemed valid and binding.
23.    LIMITATION OF LIABILITY. In consideration of the benefits accruing hereunder, Tenant and all successors and assigns covenant and agree that, in the event of any actual or alleged failure, breach or default hereunder by Landlord:
23.1    the sole and exclusive remedy shall be against Landlord and Landlord’s assets;
23.2    no partner, shareholder, director, or officer of Landlord shall be sued or named as party in any suit or action;
23.3    no service of process shall be made against any partner, shareholder, director, or officer of Landlord;
23.4    no partner, shareholder, director, or officer of Landlord shall be required to answer or otherwise plead to any service of process;
23.5    no judgment will be taken against any partner, director, or officer of Landlord;
23.6    any judgment taken against any partner, shareholder, director, or officer of Landlord may be vacated and set aside at any time without hearing;

23.7    no writ of execution will ever be levied against the assets of any partner, director, or officer of Landlord; and
23.8    these covenants and agreements are enforceable both by Landlord and also by any partner, shareholder, director, or officer of Landlord.
24.    OFAC REPRESENTATION. Tenant is not (i) acting, directly or indirectly for, or on behalf of, any person, group, entity or nation named by any Executive Order (including the September 24, 2001, Executive Order Blocking Property and Prohibiting Transactions With Persons Who Commit, Threaten to Commit, or Support Terrorism) or the United States Treasury Department as a terrorist, “Specially Designated National and Blocked Person,” or other banned or blocked person, entity, or nation pursuant to any Law that is enforced or administered by the Office of Foreign Assets Control, and is not engaging in this transaction, directly or indirectly, on behalf of, or instigating or facilitating this transaction, directly or indirectly, on behalf of, any such person, group, entity or nation, nor (ii) engaged in any dealings or transactions, directly or indirectly, in contravention of any United States, international or other applicable money laundering regulations or conventions, including, without limitation, the United States Bank Secrecy Act, the United States Money Laundering Control Act of 1986, the United States International Money Laundering Abatement and Anti-Terrorist Financing Act of 2001, Trading with the Enemy Act (50 U.S.C. § 1 et seq., as amended), or any foreign asset control regulations of the United States Treasury Department (31 CFR, Subtitle B, Chapter V, as amended) or any enabling legislation or executive order relating thereto. Tenant shall, within five (5) days after Landlord's request, provide such information as Landlord may require to verify the foregoing representations or as may be required in order to enable Landlord to comply with any reporting requirements or applicable laws pertaining to the foregoing representations.

IN WITNESS WHEREOF, Landlord and Tenant have executed and delivered this Lease as of the day and year first above written.

LANDLORD:					TENANT:

COLUMBIA NEVADA CAREY INDUSTRIAL, LLC, a Delaware limited liability company					BORDERLESS DISTRIBUTION, LLC, a Utah limited liability company

By:	Columbia Industrial Properties, LLC a Delaware limited liability company, its member				By:	/s/ Jason Beesley
					Its:	CFO
	By:	Lincoln Industrial Manager LLC, a Delaware limited liability company, its manager

		By:	Lincoln Advisory Group, LLC, a Texas limited liability company, its manager

			By:	/s/ Gary Kobus
Gary Kobus, Its President

EXHIBIT A
Site Plan

EXHIBIT B
WORK LETTER AND CONSTRUCTION AGREEMENT
(Landlord to Construct Improvements)
THIS WORK LETTER AGREEMENT (“Agreement”) is made and entered into as of June 19, 2024, by and between BORDERLESS DISTRIBUTION, LLC, a Utah limited liability company, (“Tenant”) and COLUMBIA NEVADA CAREY INDUSTRIAL, LLC, a Delaware limited liability company (“Landlord”) pursuant to that certain Standard Industrial Lease Agreement executed simultaneously herewith, between Landlord and Tenant (the “Lease”). The parties hereto agree as follows:
1.    Landlord’s Work.
Except as set forth herein, Tenant accepts the Premises in their “As Is” condition. Landlord shall furnish and construct “Landlord’s Work”. Landlord’s Work is comprised of the base building improvements described in Exhibit B-1 attached hereto, including approximately 2,951 square feet of office space per the plan shown in Exhibit B-2 attached hereto (the “Base Building Work”) and the Tenant improvement work, which is described in Exhibit B-3 attached hereto and to be constructed in accordance with plans to be approved by Landlord and Tenant pursuant to Section 2 below (“Tenant’s Improvements”). Landlord shall construct the Base Building Work at Landlord’s sole cost and expense. Landlord shall construct Tenant’s Improvements, but in no event shall Landlord be obligated to incur Costs (as hereinafter defined) to construct Tenant’s Improvements in excess of $2,288,000.00 [determined by multiplying $20.00 by 114,400 square feet] (the “Allowance”). All Landlord’s Work shall be constructed pursuant to this Work Letter using building standard materials and shall be performed by Landlord’s general contractor utilizing those subcontractors selected by Landlord in its sole discretion.
2.    Plans and Specifications for Tenant’s Improvements.
2.1    On or before June 7, 2024, Tenant shall deliver to Landlord the specifications for Tenant’s Improvements (“Tenant’s Specs”). After receipt of Tenant’s Specs, Landlord shall deliver to Tenant for approval detailed plans and specifications for Tenant’s Improvements (including layout, architectural, mechanical and structural drawings) (“TI Plans”), which approval shall not be unreasonably withheld, conditioned or delayed. Tenant shall notify Landlord within ten (10) days after receipt of the TI Plans as to whether Tenant approves of the same, and if Tenant does not approve of any aspect of the TI Plans, Tenant shall provide specific comments that, if implemented, will result in Tenant’s approval of the TI Plans. If Tenant provides timely and reasonable comments to the TI Plans, Landlord will revise and resubmit the same to Tenant, and the process shall be repeated until Landlord and Tenant approve the TI Plans. Tenant may not object to any aspect of the TI Plans that it did not object to in a previous version of the TI Plans, and if Landlord implements all of Tenant’s specific comments, Tenant must approve the TI Plans. If Tenant does not timely respond to a submission of the TI Plans or any revision thereof, such plans or revision as submitted shall be deemed approved by Tenant.
2.2    Landlord shall, be permitted, without Tenant’s consent, to (a) make minor and non- material changes to the TI Plans which do not materially change the scope of Tenant’s Improvements and which are consistent with and equal or better to the quality, utility, and grade of Tenant’s Improvements, (b) substitute materials with materials of equal or better grade, utility, and quality, if and to the extent any specified materials or components shall not be reasonably and readily available, and/or (c) make field modifications consistent with prudent construction practices, to correct an error of inconsistency in the TI Plans.
3.    Allowance.

Landlord shall pay the “Costs” of the Tenant’s Improvements, up to the Allowance. Tenant shall be responsible for all Costs of the Tenant’s Improvements in excess of the Allowance. “Costs” shall mean all “hard” and “soft” costs to construct Tenant’s Improvements. “Hard” costs shall include the actual costs of labor and materials in the construction of Tenant’s Improvements, including contractor profit, overhead and general conditions. “Soft” costs shall include all costs other than “hard” costs, including, without limitation, design, engineering and architect’s fees, Landlord’s construction management fee, permit fees and inspection fees. Landlord shall bid the final TI Plans and shall deliver to Tenant an estimate of the Costs based upon the bid selected by Landlord and such other information as Landlord considers relevant in determining the total Costs. If the Costs are estimated to exceed the Allowance, Tenant shall pay to Landlord within ten (10) days after receipt of such estimate the difference between the Costs and the budgeted amount of Costs (the “Excess”). Upon completion of the Tenant’s Improvements, Landlord shall submit to Tenant a statement of the actual Costs incurred by Landlord. If the actual Costs exceed the Allowance and the Excess paid to Landlord, Tenant shall pay such additional amount to Landlord within ten (10) days after receipt of such statement. If the actual Costs exceed the Allowance, but are less than the Allowance and the Excess, Landlord shall refund the difference to Tenant with such statement. If the actual Costs are less than the Allowance, Tenant shall not be entitled to any payment, refund or credit of such excess Allowance amount.
4.    Tenant Changes.
Tenant may request a change, addition or alteration in Tenant’s Improvements as shown by the TI Plans after final approval of the TI Plans (a “Change Order”) by delivery of a written request to Landlord for its approval and for the general contractor’s determination of (i) the increase in the cost of work to implement the Change Order, which includes any costs associated with delays in completing Tenant’s Improvements as a result of implementing the Change Order, and (ii) the estimated delay, if any, in the construction of the Tenant Improvements occasioned by the Change Order. Landlord’s architect shall complete all working drawings necessary to show the change, addition or alteration, and a Change Order which will be submitted to Tenant for signature. If Tenant does not sign and return the Change Order to Landlord within three (3) business days after receipt of the same, Tenant shall be deemed to have withdrawn its request for the Change Order and Landlord shall have no obligation to complete the work in the Change Order. If Tenant executes and delivers the Change Order back to Landlord within three (3) business days after Tenant receives the same, Landlord shall effect the Change Order, the Costs shall be increased by costs to complete the work in the Change Order and any performance dates for Tenant’s Improvements shall be extended by the delay in completing Tenant’s Improvements caused by the Change Order. If the Costs are increased because of the Change Order, Tenant shall pay such additional Costs to Landlord prior to Landlord’s obligation to complete the Change Order. Landlord may decline any proposed Change Order if the change materially deviates from the work described in Tenant’s Specs, would delay completion of the Tenant’s Improvements or would require Landlord to obtain any new licenses, permits or approvals or amend any existing licenses, permits or approvals.
5.    Tenant Delay
“Tenant Delay” shall include, without limitation, any delay in the completion of construction of Landlord’s Work resulting from (i) Tenant’s failure to comply with the provisions of this Work Letter or the Lease, including without limitation Tenant’s failure to meet any time deadlines established herein, (ii) delay in work caused by submission by Tenant of a request for any Change Order, (iii) any additional time, as reasonably determined by Landlord, required for implementation of any Change Order with respect to the Tenant Improvements, or (iv) any other delay arising from the act or omission of Tenant or Tenant’s Parties. If there shall be any Tenant Delay, then Landlord may require Tenant to commence the payment of Rent under the Lease based upon when Substantial Completion would have occurred but for the Tenant Delay, or if not previously required by Landlord, Tenant shall pay such Rent to

Landlord prior to Tenant occupying the Premises. Landlord shall not be liable for, and Tenant waives all claims against Landlord for, any defaults of the general contractor and all subcontractors and suppliers relating to construction of the Tenant’s Improvements. In the event of any such default, Tenant shall look solely to the general contractor or the subcontractors or suppliers.
6.    Tenant’s Work
Tenant will be permitted, at its sole cost and expense, to perform the following work pursuant to Landlord’s prior written approval of the plans and scope (collectively, “Tenant’s Work”):
ó    Backup generator
ó    Electrical for three (3) PIT Charging stations
ó    Power distribution panels throughout site (120V panels from the main 480V switchgear, TBD on locations)
All Tenant’s Work shall be performed in a good and workmanlike manner and in accordance with all applicable laws. Prior to the commencement of any work within the Premises, Tenant shall submit to Landlord, for Landlord’s prior written approval, proposed plans and specifications (the “Proposed Tenant's Plans”) for Tenant’s proposed improvements to the Premises, which plans shall be prepared by a registered architect and engineer licensed to do business within the State in which the Project is located. The Proposed Tenant's Plans shall include all information and specifications necessary for Landlord to fully review the work described therein and shall conform to all applicable laws and requirements of public authorities and insurance underwriters' requirements. If Landlord disapproves the Proposed Tenant's Plans, Landlord shall notify Tenant of such disapproval within ten (10) business days after delivery thereof to Landlord, shall state specifically the reasons for such disapproval, and Tenant shall cause its architect and/or engineer to promptly make any changes in the Proposed Tenant's Plans reasonably required by Landlord. The Proposed Tenant’s Plans, as finally approved by Landlord, are hereinafter referred to as the “Tenant’s Plans”. Provided that Tenant is not in default in the performance of any of its obligations hereunder, Landlord shall provide Tenant with an allowance of up to $1,144,000.00 (based upon a rate of $10.00 per square foot of the Premises) (the “Tenant Improvement Allowance”), which shall be applied solely against a) the cost of the Tenant’s Improvements in excess of $20.00/sf and b) the Tenant’s Costs (as hereinafter defined) for the Tenants’ Work. If Tenant elects this option, the Tenant Improvement Allowance will be amortized over 84 months at an interest rate of 9.0% per year and will be added to the monthly Base Rent. “Tenant’s Costs” shall mean Tenant's out-of-pocket contract or purchase price(s) for materials, components, labor and services for the Tenant’s Work, excluding Tenant’s costs for furniture, equipment, machinery, racking, moving expenses, and cabling. Prior to payment of the Tenant Improvement Allowance, the total amount of Tenant's Costs shall be subject to examination by Landlord, and Tenant shall provide Landlord with copies of all invoices and other backup documentation reasonably requested by Landlord relative thereto. The Tenant Improvement Allowance shall be payable in one lump sum, within thirty (30) days after Tenant’s submission to Landlord of final invoices from the contractors performing the Tenant’s Work and other documentation reasonably requested by Landlord in connection therewith including, without limitation, all final municipality inspection reports and final lien releases, in a form reasonably acceptable to Landlord, from all contractors and materialmen performing work or supplying materials in connection with the Tenant’s Work. In the event that Tenant fails to utilize the entire Tenant Improvement Allowance, Tenant shall not be entitled to a credit against the Rent payable under the Lease. In the event that Tenant’s Improvements in excess of $20.00/sf and Tenant’s Costs exceed the amount of the Tenant Improvement Allowance, Tenant shall be solely responsible for such excess costs. Landlord shall have the right to inspect Tenant’s construction of the Tenant’s Work. Any request for the Tenant Improvement Allowance shall be made within six (6) months after the Commencement Date or Tenant shall forfeit the same. All contractors and subcontractors used in connection with the installation of the Tenant’s Work shall be licensed contractors in the State of Nevada and shall be subject to

Landlord’s prior written approval, which shall not be unreasonably withheld. Tenant shall, at its sole cost and expense, obtain and deliver to Landlord upon commencement of such work, a copy of any permits and approvals required from all city, county, state, federal and other governmental authorities with respect to the construction of the Tenant’s Work.

LANDLORD:					TENANT:

COLUMBIA NEVADA CAREY INDUSTRIAL, LLC, a Delaware limited liability company					BORDERLESS DISTRIBUTION, LLC, a Utah limited liability company

By:	Columbia Industrial Properties, LLC a Delaware limited liability company, its member				By:	/s/ Jason Beesley
					Its:	CFO

	By:	Lincoln Industrial Manager LLC, a Delaware limited liability company, its manager

		By:	Lincoln Advisory Group, LLC, a Texas limited liability company, its manager

			By:	/s/ Gary Kobus
Gary Kobus, Its President

EXHIBIT B-1
BASE BUILDING WORK

Building E

Proposed Premises	114,400 SF

Column Spacing	52' x 50' typ. 52' x 60' speed bay

Roof Type	60 mil TPO

Roof Insulation	R-38 Batt

Electrical Amps- current	3,000 Amps 480/277VAC- 3 phase to building.

Total Dock Doors	29 - 9'W x 10'H overhead doors

Total Drive-in Doors	4 - 14'W x 16'H overhead door

# of Car Parking Spaces Provided	167

# of Trailer Spaces	0 Trailer Spaces

Building Area	114,400 sf

Clear Height	32' CLEAR

Truck Court Depth (Apron & Circulation)	135'

Early Suppression Fast Response (ESFR) sprinkler system	ESFR

Freeze Protection	Yes

Floor Slab Slope	0.5%

Floor Slab Thickness and Reinforcing	6" thick with #4 at 18" O.C. each way

Floor Slab Strength	4,500 PSI

EXHIBIT B-2
OFFICE SPACE PLAN

EXHIBIT B-3
TENANT IMPROVEMENT WORK
ó    Install Evaporative Coolers in the warehouse
ó    Install Five (5) HVLS fans in the warehouse
ó    Install Dock Packages for 23 dock doors to include manual levelers, seals, and electric dock locks
ó    Construct Ten (10) additional warehouse restroom stalls (5 for Men, 5 for women) to be located along the wall of the warehouse breakroom
ó    Construct a Warehouse Breakroom adjacent to the spec suite: +3,750 SF enclosed room including HVAC, and 6 additional electric outlets for 2 TVs and vending
ó    Add a Satellite break area: Exterior covered patio and smokers pot in a mutually acceptable location
ó    Install LED lighting in the warehouse to achieve 15 foot-candles
ó    Main entrance: Install Turnstiles and cage for employee entrance in a mutually acceptable location
ó    Provide the infrastructure for two (2) separate providers of phone and internet from the public right of way to the building demarc room for future connection by Tenant

EXHIBIT C
TENANT SIGN CRITERIA
1.    TENANT’S RESPONSIBILITIES:
a.    Tenant shall pay for and obtain all City permits and/or licenses. All signs and their installation must comply with all City local building codes. The City sign ordinance should be consulted for any items not covered in this criteria.
b.    The Tenant’s sign contractor shall be responsible for the fulfillment of all requirements and specifications completing the installation in a workmanlike manner, cleanup, patching and painting all surfaces damaged by them.
c.    The Tenant is responsible for the sign fabrication, installation, cost and maintenance in its entirety.
2.    LOCATION AND SIZE:
Sign shall be located above tenant entryway as illustrated on Exhibit C-1 (attached). A maximum of one
(1) sign will be permitted per Tenant, limited to one (1) row of copy, with maximum letter height of eighteen inches (18”) and a minimum height of nine inches (9”). The maximum length of the sign will not exceed eighteen feet (18’) or 70% of store frontage, whichever is less.
3.    COPY AND LOGO:
The “copy and logo” criteria for each sign shall be evaluated by Landlord on an individual basis.
a.    Tenants shall display only their established trade names.
b.    The copy (letter type) and logos for all tenants must be submitted to and approved by Landlord.
c.    Universal 65 upper case copy will be used when tenant does not have an established logo or letter type.
4.    COLOR SELECTION:
Letter color selection shall be established colors related to trade names or one of five project colors, as specified on Exhibit C-1. All colors shall have a semigloss finish and will be subject to Landlord’s approval.
5.    CONSTRUCTION:
All building signs shall be one inch (1”) thick, 2.1 density closed cell foam consisting of extruded polystyrene with integral surface skins. The signs will be mounted flush to wall facia with clear construction silicone sealant.

6.    APPROVALS:
Tenant must obtain prior written approval from Landlord of sign shop drawings and color samples prior to submittal to the City. The drawings shall address the criteria listed in this exhibit. Tenant shall submit a minimum of four (4) shop drawings, a color sample, and a sample of the foam to Landlord. Two (2) drawings will be returned with an approval and/or comments within a reasonable amount of time. Once Tenant has Landlord approval, Tenant may submit drawings to the City for permits. Permits should be obtained prior to initiating manufacture.
7.    REMEDIES:
If Tenant’s sign violates any of the above criteria, Landlord shall request Tenant to remove the sign. Failure of Tenant to remove sign and repair wall to its original condition within five days will allow Landlord to remove the sign and repair wall at Tenant’s expense.

EXHIBIT C-1

FOAM
PAINTED
1"
RTV SILICONE
OR EQUIVALENT
WALL FASCIA

18"
(MAX)
Lincoln Property Company

TENANT SIGNAGE

(NOT TO EXCEED 70% OF STORE FRONTAGE OR BE GREATER THAN 18' IN LENGTH.)

TENANT FRONTAGE

COPY TO BE CENTERED ON ENTRANCE

CONSTRUCTION:

1" THICK, 2.1 DENSITY CLOSED CELL FOAM MOUNTED FLUSH TO WALL FASCIA WITH SILICONE SEALANT

PROJECT COLORS:

PAINT TO MATCH THE FOLLOWING 1-SHOT ENAMEL COLORS:

RED #104L
BLUE #156L
GREEN #144L
TURQUOISE #150L
BLACK

EXHIBIT D
ENVIRONMENTAL QUESTIONNAIRE

EXHIBIT E
FORM OF GUARANTY AGREEMENT

THIS GUARANTY AGREEMENT (“Guaranty”) is given as of the ___ day of ____, 2024, by COVALENT GROUP, INC., a Delaware corporation (“Guarantor”), to and for the benefit of Columbia Nevada Carey Industrial, LLC, a Delaware limited liability company, and its successors and assigns (collectively, “Landlord”).
WHEREAS, Landlord and Borderless Distribution, LLC, a Utah limited liability company (“Tenant”) are parties to a certain lease (“Lease”) dated concurrently herewith; and
WHEREAS, as a condition to entering into the Lease, Landlord is requiring Guarantor to guaranty and become surety for the payment and performance of all of the covenants, representations, obligations and liabilities of Tenant under the Lease.
NOW, THEREFORE, for and in consideration of the entering into the Lease by Landlord in accordance with the terms thereof, and the covenants of Guarantor herein contained, and intending to be legally bound hereby, Guarantor hereby covenants as follows:
1.    Guarantor hereby irrevocably and unconditionally guarantees and becomes surety for the prompt and faithful payment and performance of all of the covenants, obligations and liabilities of Tenant, its successors and assigns, under the Lease, including, but not limited to, the payments of all installments of Rent (as defined in the Lease), all damages in the event of any event of default by Tenant under the Lease, and other sums due Landlord thereunder, and also for all representations of Tenant under the Lease. All of such obligations are incorporated herein.
2.    Guarantor expressly consents to any extension of time, leniency, amendment, modification, waiver, forbearance, or any changes which may be made in any terms and conditions of the Lease, and no such change, modification, extension, waiver or forbearance shall release Guarantor from any liability or obligation hereby incurred or assumed. Guarantor further expressly waives any notice of default in or under any of the terms of the Lease, as amended, and waives all setoffs and counterclaims; provided, however, that Guarantor shall be entitled to receive copies of any notices of default sent by Landlord to Tenant, if but only if the named Tenant shall have assigned its interest in the Lease to a person or entity not affiliated with Guarantor, and shall be given the same right concurrently to cure any default as that afforded Tenant under the Lease (excluding any defaults which, by their nature, are not susceptible of cure by Guarantor).
3.    It is specifically understood and agreed that if an event of default by Tenant occurs under the Lease, Landlord shall be entitled to commence any action or proceeding against Guarantor, or otherwise exercise any available remedies at law or in equity to enforce the provisions of this Guaranty without first commencing any action or otherwise proceeding against Tenant or any other party, or otherwise exhausting all of its available remedies against Tenant.
4.    In the event that any action is commenced by Landlord to enforce the provisions of this Guaranty, Landlord shall, if it prevails in such action, be entitled to recover from Guarantor the reasonable costs of such action including reasonable attorneys’ fees.
5.    No payment by Guarantor to Landlord during the term of this Guaranty shall entitle Guarantor, by subrogation or otherwise, to any payment from Tenant under or out of the property of Tenant, except after payment in full to Landlord of all amounts due and payable by Tenant to Landlord pursuant to the Lease.

6.    The liability of the Guarantor shall not be deemed to be waived, released, discharged, impaired or affected by reason of the release or discharge of Tenant or any assignee in any condition, receivership, bankruptcy (including Chapter VII or Chapter XI bankruptcy proceedings or other reorganization proceedings under the Bankruptcy Code) or other insolvency proceeding, or the rejection or disaffirmation of Tenant or any assignee in any such insolvency proceeding, and shall continue with respect to all obligations which would have accrued under the Lease absent such rejection or disaffirmation of the Lease.
7.    Guarantor acknowledges that it is financially interested in Tenant.
8.    Following the termination of this Guaranty, Landlord will, at the request of Guarantor, execute such documents as Guarantor may reasonably request to acknowledge that this Guaranty is terminated and the Guarantor has no further liability or obligation hereunder.
9.    Guarantor shall from time to time, within fifteen (15) days after request by Landlord, execute, acknowledge and deliver to Landlord a statement to be relied upon by Landlord, lenders and potential purchasers certifying that this Guaranty is unmodified and in full force and effect (or that the same is in full force and effect as modified, listing any instruments or modifications). Guarantor’s failure to comply with this Section, time being of the essence, shall be a default under this Guaranty and, in addition to any and all other remedies set forth herein, shall subject Guarantor to all of Landlord’s actual and consequential damages resulting from Guarantor’s failure to comply with same.
10.    Guarantor shall, at any time and from time to time within ten (10) days after written request from Landlord, furnish Landlord with (i) a complete and audited financial statement of Guarantor, in a form acceptable to Landlord, and (ii) a true and complete copy of Guarantor’s current tax returns. Such financial statement and tax returns shall cover the most recent quarterly and/or annual period as requested by Landlord. The failure of Guarantor to comply with the provisions of this Section, time being of the essence, shall be a default under this Guaranty.
11.    This Guaranty shall inure to the benefit of Landlord, its successors and assigns and shall be binding upon the heirs, personal representatives, successors and assigns of the Guarantor.
12.    This Guaranty shall be enforced in accordance with the laws of the State in which the Project (as defined in the Lease) is located without giving effect to the principles of conflict of laws.
13.    This Guaranty shall be irrevocable and shall continue notwithstanding any assignment, sublease or other transfer of the Lease or the Premises (as defined in the Lease) or any interest therein.
14.    If any term or provision, or any portion thereof, of this Guaranty, or the application thereof to any person or circumstances shall, to any extent, be invalid or unenforceable, the remainder of this Guaranty, or the application of such term or provision to the persons or circumstances other than those as to which it is held invalid or unenforceable, shall not be affected thereby, and each term and provision of this Guaranty shall be valid and be enforced to the fullest extent permitted by law.
15.    If less than all persons who were intended to sign this Guaranty do so, the same shall nevertheless be binding upon those who do sign and if one person shall sign, all plural references shall be read as singular. If Guarantor consists of more than one person or entity, the obligations of such persons and entities hereunder shall be joint and several. A separate action may be brought or prosecuted against any Guarantor whether the action is brought or prosecuted against any other Guarantor or Tenant, or all, or whether any other Guarantor or Tenant, or all, are joined in the action. Landlord may compromise or settle with any one or more of Guarantors for such sums, if any, as it may see fit and may in its discretion release any one or more of Guarantors from any further liability to Landlord without impairing, affecting or releasing the right of Landlord to proceed against any one or more of Guarantors not so released.
16.    IN CONNECTION WITH ANY ACTION ON OR BROUGHT IN CONNECTION WITH THIS GUARANTY, GUARANTOR, REGARDLESS OF ITS DOMICILE, HEREBY (i) IRREVOCABLY SUBMITS TO THE NON-EXCLUSIVE JURISDICTION OF THE STATE AND FEDERAL COURTS SITUATED IN THE STATE OF NEVADA, AND (ii) AGREES NOT TO ASSERT THE INCONVENIENCE OF FORUM OR THE IMPROPRIETY OF VENUE OF ANY SUCH COURT.
17.    THIS GUARANTY SHALL BE DEEMED TO HAVE BEEN MADE IN THE STATE OF NEVADA AND GUARANTOR AGREES TO SUBMIT TO PERSONAL JURISDICTION IN THE STATE OF NEVADA IN ANY ACTION OR PROCEEDING ARISING OUT OF THIS GUARANTY.
[Signature to Follow]